EXECUTION COPY



                                 ArtToday, Inc.



                            STOCK PURCHASE AGREEMENT



                                     BETWEEN



                   International Microcomputer Software, Inc.,



                                       AND



                            Jupitermedia Corporation



                            Dated as of June 24, 2003

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of June 24, 2003, between International Microcomputer Software, Inc., a California corporation (the "Seller") and Jupitermedia Corporation, a Delaware corporation (the "Purchaser").

                              PRELIMINARY STATEMENT

     WHEREAS, but for certain options outstanding as of the date hereof, the Seller owns 100% of the outstanding shares of capital stock of ArtToday.com, Inc., an Arizona company (the "Company");

     WHEREAS, prior to the Closing Date (as hereinafter defined), the Seller intends to merge the Company with and into ArtToday, Inc. (which shall be an Arizona corporation formed on or after the date hereof and a wholly owned subsidiary of the Seller ("NewCo"), upon the effectiveness of which the Company shall cease to exist as a separate corporation apart from NewCo, NewCo shall be the sole surviving corporation and the Seller shall own 100% of the outstanding shares (the "Stock") of capital stock of NewCo (such merger hereinafter referred to as the "Pre-Closing Merger");

     WHEREAS, the Purchaser desires to purchase the Stock from the Seller after the Pre-Closing Merger, and the Seller desires to sell the Stock to the Purchaser at such time, in each case upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

     Section 1.1. Definitions. In addition to the terms defined elsewhere herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below when used herein with initial capital letters:

          "Accounts Receivable" has the meaning set forth in Section 3.9.

          "Adjusted Net Assets" as of any date means, with respect to the Company and its Subsidiaries, current assets minus (i) current liabilities (excluding deferred revenue and intercompany accounts payable) and (ii) long term liabilities (excluding the effect of the potential acquisition by the Seller or the Company of Animations.com prior to the Closing Date), in each case as would be reflected in a balance sheet prepared in accordance with GAAP Consistency, provided, however, that current assets, current liabilities and long term liabilities shall exclude any amounts related to income or similar Taxes.

          "Adjustment Report" has the meaning set forth in Section 2.3(a).

          "Affiliate" means "affiliate" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

          "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local or foreign law.

          "Agreement" has the meaning set forth in the preamble, and shall include all Schedules and Exhibits hereto.

          "Arbiter" has the meaning set forth in Section 2.3(d).

          "ArtToday Revenue" has the meaning set forth in Section 2.4(b).

          "Balance Sheet" has the meaning set forth in Section 3.6(a).

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that could reasonably be expected to result in any specified consequence.

          "Business" means the business and operations of the Company and its Subsidiaries as conducted on the Closing Date, including but not limited to the operation of the ArtToday network of Web sites (including but not limited to clipart.com, photos.com, rebelartist.com, flashcomponents.com, graphics.com, fontconnection.com, graphicschat.com, myclipart.com, clip-art.com, clipartconnection.com, pcfonts.com, postcard.net, macfonts.com and barrysclipart.com).

          "Business Combination" has the meaning set forth in Section 11.2(b).

          "Business Day" means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

          "Cash Consideration" has the meaning set forth in Section 2.2(a).

          "Cash Escrow Amount" has the meaning set forth in Section 2.2(b).

          "Closing" has the meaning set forth in Section 9.1.

          "Closing Date" has the meaning set forth in Section 9.1.

          "Closing Date Balance Sheet" has the meaning set forth in Section 2.3(a) as finally adjusted pursuant to Section 2.3(d).

          "Closing Date Cash Payment" has the meaning set forth in Section
     2.2(b).

          "Code" means the Internal Revenue Code of 1986, as amended.


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          "Company" has the meaning set forth in the preamble hereto and, except where the context otherwise requires, (i) includes the Company and the Company's Subsidiaries and (ii) means NewCo as the surviving entity in the Pre-Closing Merger if such reference relates to any time after the effectiveness of the Pre-Closing Merger.

          "Competitive Business Activities" means providing, distributing, publishing, selling or licensing any of the following: clipart, webart, photos, animations, sounds or fonts (collectively the "Content"), directly or indirectly , via (i) online, (ii) the Internet, (iii) the Web, (iv) computer disc or hard drive, (v) compact disc (CD), (vi) digital video disk
     (dvd), (vii) telephone, cellular, wireless or mobile transmission, (viii) e-mail or (ix) personal digital assistant (pda); other than Content that is provided, distributed, published, sold or licensed by the Seller solely in the following manner:

          (A) in the packaged software programs branded "ClipArt and More, Animations and More, PhotoArt & More, MasterClips" and the translated titles of such software for international distribution, by means of packaged CD, dvd or direct download purchase of such packaged software but not, directly or indirectly, by means of bundling or otherwise, by way of Web site subscription, online database, the Internet, the Web, telephone, cellular, wireless or mobile transmission, e-mail, pda or

          (B) for use in conjunction with, and directly related to, Seller's (1) visual/precision design ( focused on computer-aided design for architectural, design and engineering applications) and business applications ( focused on business solutions for flowcharts, organization charts, typing and foreign language but specifically excluding print and Web site design products) software programs, and any directly related Web sites that are in direct promotional support of such software programs, (namely IMSISoft.com, TurboCAD, TurboCADCAM, TurboCAD.com, CadSymbol.com, TurboProject, FloorPlan, FloorPlan.com, Homeplan.com, FlowCharts and More, Easy Language branded programs, IMSI Resume Builder, TurboTyping, Net Accelerator, OrgPlus branded programs, IMSI Legacy Family Tree, and Quickverse) or (2) future software programs that are in the area of visual/precision design ( focused on computer-aided design for architectural, design and engineering applications or business applications ( focused on business solutions for flowcharts, organization charts, typing and foreign language but specifically excluding print and Web site design products), but not graphic design (focused on providing collections of some or all of the following: clipart, webart, animations, photos, fonts, sounds and other digital content), provided that Seller's current and future products are consistent with products it has historically sold in its visual/precision design and business application software divisions (as further described in the Seller's Form 10-Ks for the years ended June 30, 2002 and June 30, 2001 filed with the Securities and Exchange Commission
     (SEC) prior to the date hereof)

          Notwithstanding anything to the contrary above, and for the avoidance of doubt, Seller's publishing, offering, providing, selling, licensing or otherwise making photos available via (i) online; (ii) the Web; (iii) the Internet; (iv) e-mail; (v) telephone, cellular, wireless or mobile transmission, or (vi) pda, except on compact disc (CD) and or digital video disk (dvd), provided such is not on a download basis, directly or indirectly, shall be deemed a Competitive Business Activity except for photos contained in Seller's visual/precision design and business application software products, provided such photos are not the primary feature of such product, and are used consistent with the end-user license agreement for the programs which shall be consistent with the restrictions herein.


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          "Contracts" as of any date means, collectively, all contracts, agreements, commitments, instruments and guaranties to which the Company is a party as of such date, including those listed or required to be listed on
     Schedule 3.15, all unfilled orders outstanding as of such date for the purchase of raw materials, goods or services by the Company, and all unfilled orders outstanding as of such date for the sale of goods or services by the Company.

          "Costs of Remediation" means all losses, amounts paid in settlement, investigation, removal, remediation, monitoring and reporting costs and expenses, Taxes, claims, Damages, Liabilities, obligations, judgments, settlements and out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and attorneys' fees including, without limitation, fees for services of attorneys, consultants, contractors, experts, engineers and laboratories, and all other out-of-pocket costs, incurred in connection with investigation, characterization, remediation, monitoring, reporting or mitigation, arising out of or related to the presence or Release of any Hazardous Materials existing as of or prior to the Closing Date at, on, or emanating from any of the Leased Property or any real property at or to which the Company, any Subsidiary or predecessor of any of the foregoing disposed, Released, transported, stored, emitted, treated, or arranged to dispose of Hazardous Materials prior to the Closing Date including, without limitation, off-site liability under any Environmental Law arising from or in connection with transportation, treatment, storage, disposal, Release, or arranging for disposal of Hazardous Materials.

          "Damages" means any losses, amounts paid in settlement, claims, damages, Liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including, without limitation, costs of investigation or enforcement), expenses and attorneys' fees, including, without limitation, (i) any consequential damages or (ii) any special or punitive damages which are assessed against an Indemnified Party as a result of a third party action.

          "Earn-Out Payment" has the meaning set forth in Section 2.4(a).

          "Earn-Out Period" means any one of the First Earn-Out Period, the Second Earn-Out Period or the Third Earn-Out Period.

          "Employee Benefit Plan" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

          "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.


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


          "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

          "Employees" means each individual who, on the applicable date, performs services as an employee primarily for the Company or any of its Subsidiaries (including such persons who are on an approved leave of absence, vacation, short-term disability or otherwise treated as an active employee of the Company or its Subsidiaries).

          "Environmental Laws" means any Legal Requirement with respect to the protection of the public health, safety or the environment, including, without limitation, with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, solid waste, or waste water, water, soil, air, pollution, the protection, preservation or restoration of natural resources, plant and animal life or human health or the environment, or waste management, regulation or control. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and the regulations promulgated thereunder, in each case as in effect as of Closing: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C.ss.9601 et seq.); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C.ss.6901 et seq.); (c) the Hazardous Materials Transportation Act (49 U.S.C.ss.1801 et seq.); (d) the Toxic Substances Control Act (15 U.S.C.ss. 2061 et seq.); (e) the Federal Water Pollution Control Act (33 U.S.C.ss.1251 et seq.); (f) the Clean Air Act and Amendments (42 U.S.C.ss.7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C.ss.349; 42 U.S.C.ss.201 andss. 300 et seq.); (h) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (i) the Occupational, Health and Safety Act (29 U.S.C. ss. 651 et seq.).

          "Environmental Reference Date" has the meaning set forth in Section
     3.22 .

          "Equity Distributions" as of any date means the following: (i) all dividends, distributions, forgiveness of debt, transfer of value or similar transactions with respect to the Stock, and (ii) with respect to each transaction between the Company on the one hand and the Seller, its Affiliates, or advisors on the other hand, the amount (measured on a transaction by transaction basis, which amount shall never be deemed to be less than zero) by which the cash value of the goods or services received by the Company was less than the greater of (x) the amount which the Company would have had to pay in a comparable transaction with an unaffiliated third party entered into on an arm's length basis, or (y) the cash value of the goods and services paid by the Company in the transactions.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


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


          "ERISA Affiliate" means any trade or business (whether or not incorporated) which has been under common control or treated as a single employer with the Company under Section 414(b), (c) or (m) of the Code.

          "Escrow Agreement" has the meaning set forth in Section 2.2(b).

          "Excluded Costs" has the meaning set forth in Section 3.6(a).

          "FIRPTA Affidavit" has the meaning set forth in Section 8.5.

          "First Earn-Out Period" has the meaning set forth in Section 2.4(a).

          "First Minimum Revenue Target" has the meaning set forth in Section 2.4(a).

          "Final Net Asset Adjustment" means: (i) if the Seller does not timely deliver an Objection Notice, the Net Asset Adjustment as set forth in the Adjustment Report, or (ii) if the Seller timely delivers an Objection Notice, the Net Asset Adjustment as determined pursuant to Section 2.3(d).

          "Financial Statements" has the meaning set forth in Section 3.6.

          "Former Employee" means each individual other than an Employee on the Closing Date who at any time prior to the Closing Date performed services as an employee primarily for the Company or any Subsidiary of the Company.

          "GAAP Consistency" means in accordance with GAAP applied on a basis consistent with that used in the preparation of the Financial Statements.

          "Governmental Agency" means (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

          "Hazardous Materials" means each and every element, compound, chemical mixture, pollutant, contaminant, material, waste or other substance which is defined, designated, regulated, determined, classified or identified as of the Closing Date as hazardous, radioactive, harmful or toxic under any Environmental Law, or the Release of which is prohibited or regulated under any Environmental Law, or which to the Knowledge of the Seller could reasonably be expected to cause, whether now or with the passage of time, damage to Persons, property, flora, fauna or the environment. Without limiting the generality of the foregoing, the term shall include any "toxic substance," "hazardous substance," "hazardous waste," or "hazardous material" as defined in any Environmental Law as amended to date, and any explosive or radioactive material, asbestos, asbestos-containing material, waste water, sludge, untreated dye, other effluent, coal ash, polychlorinated biphenyls, special waste, petroleum or any derivative or byproduct thereof, and toxic waste.


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          "Indebtedness" means (without duplication), with respect to any
     Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or, except for accrued liabilities arising in the ordinary course of business, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business which are not overdue or in default), (v) every capital lease obligation (determined in accordance with GAAP Consistency) of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) the present value (discounted using an interest rate of 5% per annum) as of the date of determination of every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

          "Indemnified Party" has the meaning set forth in Section 10.3(a) and in the case of Purchaser shall also include the Company and its Subsidiaries.

          "Indemnifying Party" has the meaning set forth in Section 10.3(a).

          "Insurance Policies" has the meaning set forth in Section 3.20.

          "Intellectual Property" shall mean all of the following, owned, used or licensed by the Company as licensee or licensor: (i) the names "ArtToday", clipart.com, photos.com, rebelartist.com, flashcomponents.com, graphics.com, fontconnection.com, graphicschat.com, myclipart.com, clip-art.com, clipartconnection.com, pcfonts.com, postcard.net, macfonts.com, barrysclipart.com, all fictional business names, trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith (collectively "Marks"); (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes,


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


     technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof (collectively "Patents"); (iii) trade secrets, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof (collectively, "Trade Secrets"), (iv) copyrights in writings, artwork, clipart, webart, sounds, graphics, photographs, animations, images, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vi) Internet Web sites, domain names and registrations or applications for registration thereof; (vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

          "Interim Balance Sheet" has the meaning set forth in Section 3.6(b).

          "Interim Balance Sheet Date" means March 31, 2003.

          "Interim Financial Statements" has the meaning set forth in Section 3.6(b).

          "IRS" means the Internal Revenue Service of the U.S. Department of the Treasury.

          "Knowledge" as applied to the Seller, means the actual knowledge, after reasonable inquiry, of any person listed on Schedule 1.1 hereto.

          "Leased Property" has the meaning set forth in Section 3.11(b).

          "Leases" has the meaning set forth in Section 3.11(b).

          "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, rule, ordinance, permit, principle of common law, regulation, statute, or treaty.

          "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

          "Lien" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          "Major Suppliers" has the meaning set forth in Section 3.28.


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


          "Mark" has the meaning set forth in this Section 1.1 in the definition of "Intellectual Property."

          "Material Adverse Effect" means a material adverse change in or effect with respect to the business, results of operations, properties, financial condition or prospects of the Company and its subsidiaries.

          "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

          "Net Asset Adjustment" means the amount of Adjusted Net Assets as of the Closing Date, it being understood that the Net Asset Adjustment may be less than zero.

          "Objection Notice" has the meaning set forth in Section 2.3(b).

          "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Agency or by any arbitrator.

          "Ordinary Course of Business" means an action which is both: (a) consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company; and (b) similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors, in the ordinary course of the normal day-to-day operations of other Persons that are in a similar line of business as the Company.

          "NewCo" has the meaning set forth in the preamble hereto.

          "Patent" has the meaning set forth in this Section 1.1 in the definition of "Intellectual Property."

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Permit" means any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement.

          "Permitted Liens" means, with respect to any asset, (i) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any Indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset; (ii) the matters set forth on Schedule 1.2 hereto; (iii) unfiled mechanic's, materialmen's and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and, for those existing on the Interim Balance Sheet Date or the Closing Date, for which adequate reserves in accordance with GAAP Consistency are reflected on the Interim Balance Sheet or the Closing Date Balance Sheet, as the case may be; (iv) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings and, for those existing on the Interim Balance Sheet Date or the Closing Date, for which adequate reserves in accordance with GAAP Consistency are reflected on the Interim Balance Sheet or the Closing Date Balance Sheet, as the case may be; and (v) liens securing rental payments under capital lease arrangements, which capital lease arrangements existing as of the Closing Date are in accordance with GAAP Consistency reflected as Indebtedness on the Closing Date Balance Sheet.

          "Person" means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or any other entity.

          "Plan" has the meaning set forth in Section 3.19(a).

          "Pre-Closing Merger" has the meaning set forth in the Preamble hereto.

          "Pre-Closing Tax Period" has the meaning set forth in Section 6.2(a).

          "Pre-Closing Taxes" has the meaning set forth in Section 10.2(b)(v).

          "Product" has the meaning set forth in Section 3.26.

          "Product Claim" has the meaning set forth in Section 3.26.

          "Property Taxes" has the meaning set forth in Section 6.2(b).

          "Purchase Price" has the meaning set forth in Section 2.2.

          "Purchaser" has the meaning set forth in the preamble hereto.

          "Purchaser SEC Documents" has the meaning set forth in Section 4.6.

          "Recalls" has the meaning set forth in Section 3.26.

          "Registration Rights Agreement" has the meaning set forth in Section 7.5.

          "Release" means any spilling, leaking, pumping, releasing, depositing, pouring, emitting, emptying, migrating, discharging, injecting, storing, escaping, leaching, dumping, burying, abandoning, disposing or moving into the environment.

          "Salaried Employee" has the meaning set forth in Section 3.24.

          "Schedules" means, collectively, the various Schedules referred to in this Agreement delivered separately to Purchaser on or before the date of this Agreement.

          "Second Earn-Out Period" has the meaning set forth in Section 2.4(a).

          "Second Minimum Revenue Target" has the meaning set forth in Section 2.4(a).


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


          "Section 338(h)(10) Election" has the meaning set forth in Section 6.6(f).

          "Section 338 Forms" has the meaning set forth in Section 6.6(d).

          "Seller Entity" means the Seller and its respective Affiliates (other than the Company and its Subsidiaries).

          "Seller" has the meaning set forth in the preamble hereto.

          "Seller's Opinion of Counsel" has the meaning set forth in Section
     8.9.

          "Single-Employer Plan" means an Employee Pension Benefit Plan which is described in Section 4001(a)(15) of ERISA and which is subject to Title IV of ERISA.

          "Software" has the meaning set forth in Section 3.17.

          "Stock" has the meaning set forth in the preamble hereto.

          "Stock Consideration" has the meaning set forth in Section 2.2(a).

          "Straddle Period" has the meaning set forth in Section 6.2(a).

          "Straddle Tax Return" has the meaning set forth in Section 6.2(a).

          "Subsidiary" means "subsidiary" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

          "Substantial Content" has the meaning set forth in Section 2.4(b).

          "Tax Claim" has the meaning set forth in Section 10.5.

          "Tax Return" means any report, return, information return, forms, declarations, claims for refund, statements or other information (including any amendments thereto and including any schedule or statement thereto) required to be supplied to a Governmental Agency in connection with Taxes.

          "Taxes" means all federal, state, local, foreign and other taxes, assessments and water and sewer charges and rents, including without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers' compensation, alternative or add-on minimum, estimated, or other tax, including without limitation any interest, penalties or additions thereto.

          "Third Earn-Out Period" has the meaning set forth in Section 2.4(a).

          "Third Minimum Revenue Target" has the meaning set forth in Section 2.4(a).

          "Third Party" has the meaning set forth in Section 11.2(b).

          "Trademark Assignment" has the meaning set forth in Section 7.5.

          "Trade Secret" has the meaning set forth in this Section 1.1 in the definition of "Intellectual Property."

          "Transaction Documents" means this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Trademark Assignment.

          "Valuation" has the meaning set forth in Section 6.6(c).

     Section 1.2. Accounting Terms and Determinations. All references in this Agreement to "generally accepted accounting principles" or "GAAP" shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a consistent basis.

                                  ARTICLE II.
                                SALE AND PURCHASE

     Section 2.1. Agreement to Sell and to Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, the Stock. At the Closing, the Seller shall deliver to the Purchaser or its designees a certificate or certificates representing the Stock, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank.

     Section 2.2. Purchase Price.

          (a) The purchase price (the "Purchase Price") for the Stock shall consist of the following:

               (i) $13,000,000, as may be reduced or increased, as the case may be, by the Net Asset Adjustment pursuant to Section 2.3 (the "Cash Consideration");

               (ii) 250,000 shares of restricted common stock, par value $0.01 per share, of the Purchaser (the "Stock Consideration"); and

               (iii) Earn-Out Payments, if any.

          (b) The Purchaser shall deliver to the Seller at the Closing, by wire transfer of immediately available funds an amount (the "Closing Date Cash Payment") equal to $13,000,000 less (A) any amounts paid by the Purchaser at the written direction of the Seller to third parties in satisfaction of one or more of the conditions set forth in ARTICLE VIII and (B) $1,300,000, which $1,300,000 (the "Cash Escrow Amount") shall be held in escrow in accordance with the terms of an Escrow Agreement to be entered into between the Seller and the Purchaser on the Closing Date in substantially the form attached hereto as Exhibit A (the "Escrow Agreement").

          (c) At the Closing, the Purchaser shall deliver to the Escrow Agent (as defined in the Escrow Agreement) the Cash Escrow Amount by wire transfer of immediately available funds. At or as promptly as practical following the Closing, the Purchaser shall deliver to the Escrow Agent a stock certificate in the name of the Seller representing the Stock Consideration, which stock certificate shall be held in escrow in accordance with the terms of the Escrow Agreement.

     Section 2.3. Purchase Price Adjustment.

          (a) As soon as reasonably practical after the Closing, but in no event more than thirty (30) days after the Closing Date, the Purchaser shall prepare a consolidated balance sheet of the Company as of the close of business on the Closing Date (the "Closing Date Balance Sheet"), together with (ii) a draft schedule (the "Draft Adjustment Report") showing the Purchaser's computation of the Net Asset Adjustment as of the Closing Date and the Purchaser's proposed purchase price adjustment to be made in accordance with this Section 2.3. The Closing Date Balance Sheet shall be prepared in accordance with GAAP Consistency. The Purchaser shall deliver the Closing Date Balance Sheet and the Draft Adjustment Report to the Seller within such 30 day period after the Closing Date.

          (b) During the thirty (30) day-period after the Seller's receipt of the Closing Date Balance Sheet and the Draft Adjustment Report, the Seller and the Purchaser shall cooperate with each other to resolve any disagreements between them with respect to the Draft Adjustment Report. In the event the Seller and the Purchaser agree on the Draft Adjustment Report and the proposed Net Asset Adjustment set forth therein (such agreement to be indicated in writing by the Seller and the Purchaser by signing such Draft Adjustment Report), then the Draft Adjustment Report shall be deemed to be the final Adjustment Report (the "Adjustment Report"), and the Net Asset Adjustment set forth therein shall be conclusive and binding upon the Purchaser and the Seller and shall have the effect of adjusting the Cash Consideration as set forth therein.

          (c) In the event the Seller and the Purchaser shall not reach agreement on all aspects of the Draft Adjustment Report, including with respect to the Net Asset Adjustment set forth therein, within such thirty
     (30) day period after the Seller's receipt of the Closing Date Balance Sheet and the Draft Adjustment Report, the Seller shall promptly (but in no event later than five (5) days following the expiration of such thirty (30) day period) prepare a written notice of its objections (the "Objection Notice"): (i) objecting in good faith to the Closing Date Balance Sheet or the Net Asset Adjustment set forth in the Draft Adjustment Report, (ii) setting forth the items being disputed and the reasons therefor, and (iii) specifying the Seller's calculation of the Net Asset

     Adjustment as of the Closing Date and the adjustment to be made in accordance with this Section 2.3. In connection with the preparation of the Objection Notice, the Purchaser shall grant the Seller's accountants and other representatives reasonable access to all of the books and records of the Company. If the Seller fails to deliver timely notice of its objection to the Closing Date Balance Sheet or the Net Asset Adjustment as set forth in the Draft Adjustment Report, then the Draft Adjustment Report shall be deemed to be the Adjustment Report, and the Net Asset Adjustment set forth therein shall be conclusive and binding upon the Purchaser and the Seller and shall have the effect of adjusting the Cash Consideration as set forth therein.

          (d) The matters in dispute shall be determined by a nationally recognized independent public accounting firm mutually satisfactory to the Purchaser and the Seller (the "Arbiter"), and the Purchaser and the Seller shall promptly deliver to the Arbiter the Closing Date Balance Sheet, the Draft Adjustment Report and Seller's Objection Notice. Promptly, but not later than thirty (30) days after the acceptance of its appointment, the Arbiter shall determine (based solely on presentations by the Seller and the Purchaser to the Arbiter and not by independent review) only those items in dispute and shall render a report as to its resolution of such items and the resulting calculation of the Net Asset Adjustment. For purposes of the Arbiter's determination, the amounts to be included shall be the appropriate amounts from the Closing Date Balance Sheet or the Draft Adjustment Report, as the case may be, as to items that are not in dispute, and the amounts determined by the Arbiter, as to items that are submitted for resolution by the Arbiter. In resolving any disputed item, the Arbiter may not assign a value to such item greater than the greatest value for such item claimed by either party in the Closing Date Balance Sheet, Draft Adjustment Report or Objection Notice or less than the lowest value for such item claimed by either party in the Closing Date Balance Sheet, Draft Adjustment Report or Objection Notice. The Purchaser and the Seller shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon the Purchaser and the Seller.

          (e) The Purchaser and the Seller shall each bear one-half of the fees and expenses of the Arbiter.

          (f) Within five Business Days after the final determination of the Net Asset Adjustment in accordance with this Section 2.3: either (x) the Purchaser shall pay the Seller by wire transfer of immediately available funds the amount, if any, by which the Final Net Asset Adjustment is greater than zero; or (y) the Seller shall pay the Purchaser by wire transfer of immediately available funds the amount, if any, by which the Final Net Asset Adjustment is less than zero.

          (g) Nothing in this Section 2.3 or in the statements, reports or documents contemplated hereby shall affect the parties' rights and obligations in respect of a breach or alleged breach of any representation or warranty herein.

Section 2.4.      Earn-Out Payments

          (a) Within forty-five (45) days after the last day of each Earn-Out Period, the Purchaser shall pay to the Seller the following amounts (each, an "Earn-Out Payment" and collectively, the "Earn-Out Payments") if, and only if, the minimum revenue target specified below for the given Earn-Out Period is satisfied:

               (i) In respect of the six calendar month period following the Closing Date (the "First Earn-Out Period"), one dollar ($1.00) for each seventy cents ($0.70) of ArtToday Revenue in excess of two million six hundred thousand dollars ($2,600,000) (the "First Minimum Revenue Target"), up to a maximum payment in respect of such period of one million dollars ($1,000,000). No payment shall be made if ArtToday Revenue for the First Earn-Out Period is below the First Minimum Revenue Target, and in such case the right to any Earn-Out Payment for such period shall terminate.

               (ii) In respect of the six calendar month period following the First Earn-Out Period (the "Second Earn-Out Period"), one dollar ($1.00) for each one dollar and forty cents ($1.40) of ArtToday Revenue in excess of two million six hundred thousand dollars ($2,600,000) (the "Second Minimum Revenue Target"), up to a maximum payment in respect of such period of one million dollars ($1,000,000). No payment shall be made if ArtToday Revenue for the Second Earn-Out Period is below the Second Minimum Revenue Target, and in such case the right to any Earn-Out Payment for such period shall terminate.

               (iii) In respect of the twelve calendar month period following the Second Earn-Out Period (the "Third Earn-Out Period"), one dollar ($1.00) for each one dollar and five cents ($1.05) of ArtToday Revenue in excess of seven million three hundred thousand dollars ($7,300,000) (the "Third Minimum Revenue Target"), up to a maximum payment in respect of such period of two million dollars ($2,000,000). No payment shall be made if ArtToday Revenue for the Third Earn-Out Period is below the Third Minimum Revenue Target, and in such case the right to any Earn-Out Payment for such period shall terminate.

          (b) For the purposes of this Section 2.4, "ArtToday Revenue" shall mean, for any Earn-Out Period, the revenue (excluding deferred revenue) of the Business as calculated by the Purchaser in accordance with GAAP Consistency and adjusted as necessary for sales returns, allowances and bad debts, but excluding any revenue derived from acquisitions of businesses or of Substantial Content (as defined below) except for the acquisition of animations.com or the regular addition of content to the Business in the Ordinary Course of Business by way of license or otherwise. "Substantial Content" means content acquired for $150,000 or more, whether in a single transaction or a series of related transactions together constituting one transaction. If the Purchaser in good faith is unable to separately track the revenue derived from Substantial Content acquired during any Earn-Out Period, then ArtToday Revenue shall be reduced for each Earn-Out Period ending after the date of such acquisition by an amount equal to the product of (A) 50% of the purchase price of such Substantial Content multiplied by
     (B) a fraction, the numerator of which is the number of days during the relevant Earn-Out Period that such

     Substantial Content was owned and the denominator of which is the number of days in the relevant Earn-Out Period. If the Purchaser in good faith is unable to separately track the revenue derived from any business acquired during any Earn-Out Period, then ArtToday Revenue shall be reduced for each Earn-Out Period ending after the date of such acquisition by an amount equal to the product of (A) the historical twelve month run rate of such business from the date such business was acquired (or, in the case of the First Earn-Out Period and the Second Earn-Out Period, an amount equal to 50% of such historical 12-month run rate) multiplied by (B) a fraction, the numerator of which is the number of days during the relevant Earn-Out Period that such business was owned and the denominator of which is the number of days in the relevant Earn-Out Period. The Seller shall not take any action, whether independently or jointly, directly or indirectly, to artificially inflate, overstate, or in any manner misrepresent the amount of the ArtToday Revenue at any time.

          (c) The parties hereto acknowledge that the Earn-Out Payments payable to the Sellers pursuant to this Section 2.4 have been negotiated by the parties based on their inability to agree as to the valuation of the Company as of the Closing Date, and such Earn-Out Payments are intended by the parties to be treated as part of the consideration for the Stock. The Purchaser and the Seller agree not to take any position, including, without limitation, for federal, state, foreign or local tax purposes, that is inconsistent with the intent expressed in this clause (c).

          (d) The Purchaser agrees to keep true and accurate books and records containing sufficiently detailed information to enable the Seller to accurately determine the amount of the Earn-Out Payment due to the Seller for each Earn-Out Period. The Purchaser further agrees to permit the Seller and/or its designated agent access to such books and records at a reasonable time at the Purchaser's principal offices (or at such other location at which such books and records may be located) upon reasonable request by the Seller commencing as of the Closing Date and ending on the third anniversary of the Closing Date in order to inspect and audit such books and records.

          (e) Within thirty (30) days after the end of each calendar quarter during any Earn-out Period, the Purchaser shall provide the Seller with a report of the ArtToday Revenue for such quarter, together with a report of the bookings during such quarter of all sales that will at any time be included as ArtToday Revenue.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Purchaser as set forth in this
Article III:

     Section 3.1. Authority of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Seller has full corporate power and authority to execute and deliver the Transaction Documents, and the execution and delivery by the Seller of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, and do not require the consent or approval of the common stockholders or any holder of any other class of equity securities of the Seller. This Agreement constitutes, and the other Transaction Documents when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally and by legal and equitable limitations on the enforceability of specific remedies.

     Section 3.2. Organization of ArtToday.com, Inc. As of the date hereof and immediately prior to the effectiveness of the Pre-Closing Merger: (i) ArtToday.com, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona (ii) ArtToday.com, Inc. is duly qualified to do business and is in good standing in the states listed in
Schedule 3.2, such states being each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (iii) ArtToday.com, Inc. has the requisite corporate power and authority to own its properties and to conduct its business as presently conducted. Schedule 3.2(a) includes true and correct copies of the Articles of Incorporation and By-Laws of ArtToday.com, Inc. as in effect on the date hereof and as will be in effect immediately prior to the effectiveness of the Pre-Closing Merger.

     Section 3.3. Capitalization of ArtToday.com, Inc.. As of the date hereof and immediately prior to the effectiveness of the Pre-Closing Merger, the authorized capital stock of ArtToday.com, Inc. consists of (i) one million (1,000,000) shares of common stock, par value $0.01 per share, of which two hundred twenty-six thousand eight hundred seventy eight (226,878) shares are outstanding and owned by the Seller and (ii) no shares of preferred stock. There are or will be at Closing no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire shares of capital stock of ArtToday.com, Inc.

     Section 3.4. No Conflict or Violation; Consents. Except as set forth on
Schedule 3.4, neither the execution and delivery of this Agreement or any other Transaction Document nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with, or result in a violation of (i) any provision of the Certificate of Incorporation or By-Laws of either the Seller or the Company, or (ii) any resolution adopted by the board of directors or the stockholders of either the Seller or the Company;

          (b) contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or by any other Transaction Document or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Company or the Seller, or any of the assets owned or used by the Company, may be subject;

          (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

          (d) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Agency;

          (e) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract, Lease or Permit;

          (f) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company; or

          (g) except for filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency or any other Person.

     Section 3.5. Subsidiaries and Investments. The Company does not own any stock of, or any equity participation in, any Person and has no Subsidiaries.

     Section 3.6. Financial Statements.

          (a) The unaudited balance sheet of the Company at June 30, 2002 (the "Balance Sheet"), and related statements of income, retained earnings and cash flow for the periods then ended and the notes thereto (collectively, the "Financial Statements"), (i) are included as Schedule 3.6(a): (ii) were prepared in accordance with GAAP Consistency, (iii) present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon, (iv) are complete, correct and accordance with the books of account and records of the Company, (v) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes, and (vi) reflect accurately all costs and expenses which the Company incurred, but not necessarily all of the costs, or a pro-rata portion of the costs, incurred by the Seller which may have been expenses of the Company if the Company were independent and not affiliated with any other corporation or business ("Excluded Costs," all of which are set forth in Schedule 3.6(a)).

          (b) The unaudited balance sheet as of the Interim Balance Sheet Date (the "Interim Balance Sheet"), and the related statements of income, retained earnings and cash flow for the period then ended (collectively, the "Interim Financial Statements"): (i) are included as Schedule 3.6(b),
     (ii) were prepared in accordance with GAAP Consistency, (iii) present fairly the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon, subject to normal year-end adjustments, (iv) are complete, correct and accordance with the books of account and records of the Company, (v) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes, and (vi) reflect accurately all costs and expenses which the Company incurred, but not necessarily all of the Excluded Costs (which Excluded Costs are set forth in Schedule 3.6(b). The Interim Financial Statements included all adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation of the Company's consolidated financial position and results of operations.

     Section 3.7. Undisclosed Liabilities. As of the Interim Balance Sheet Date and the Closing Date, the Company has and will have no material Liabilities, except for Liabilities: (a) reflected or reserved for on the Interim Balance Sheet or the Closing Date Balance Sheet, as the case may be, (b) relating to performance obligations, under Leases, Contracts and Permitted Liens in accordance with the terms and conditions thereof which are not required by GAAP Consistency to be reflected on the Interim Balance Sheet or the Closing Date Balance Sheet, as the case may be, or (c) as set forth on Schedule 3.7.

     Section 3.8. Material Adverse Effect. Other than changes resulting from general economic conditions, since the Interim Balance Sheet Date, there has not been any Material Adverse Effect or Basis therefor, nor have any events occurred nor do any circumstances exist which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

     Section 3.9. Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated in accordance with GAAP Consistency and, in the case of the reserve as of the Closing Date, will not represent a lesser percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.9 contains a complete and accurate list of all Accounts Receivable as of the Interim Balance Sheet Date, which list sets forth the aging of such Accounts Receivable.

     Section 3.10. Inventory. The materials, supplies and work-in-process included in the inventory of the Company as set forth on the Interim Balance Sheet were, and the inventory of the Company at the Closing and reflected on the

Closing Date Balance Sheet will be, as the case may be, (a) substantially equivalent in quality and quantity, subject to seasonality, to the materials, supplies and work-in-process, and additions thereto, generally included in such inventory in the past; (b) suitable for the manufacture and distribution of the Company's products in a manner substantially equivalent in quality to that achieved generally by the Company in the past and (c) valued in accordance with GAAP Consistency, in each case, subject to all reserves reflected in the Interim Balance Sheet with respect to such inventory existing on the Interim Balance Sheet Date or reflected in the Closing Date Balance Sheet with respect to inventory existing on the Closing Date. Such reserves on the Interim Balance Sheet are, and on the Closing Date Balance Sheet will be, adequate under GAAP Consistency and are, in the case of the Interim Balance Sheet, or will have been, in the case of the Closing Date Balance Sheet, established in accordance with GAAP Consistency.

     Section 3.11. Real Property.

          (a) The Company does not own any real property.

          (b) Schedule 3.11(b) contains a list of all leases and subleases, together with any amendments thereto and any subordination, nondisturbance and attornment agreements (the "Leases"), with respect to all real property leased by the Company (the "Leased Property"). Each Lease is in full force and effect, the Company has performed all material obligations required to be performed by it to date under each of the Leases and neither the Company nor, to the Seller's Knowledge, any other party thereto is in material default under any of the Leases (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). No amount due under the Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to any of the Leases. The Seller has delivered to the Purchaser a copy of each Lease, and all amendments thereto, listed in Schedule 3.11(b), except to the extent otherwise noted therein.

          (c) The covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments affecting the Leased Property do not and will not, with respect to each Leased Property, materially impair the Company's ability to use any such Leased Property in the operation of the Company's business as presently conducted. To Seller's Knowledge there are no pending or threatened condemnation or similar proceedings affecting the Leased Property. The Company has access to public roads, streets or the like or valid easements over private streets, roads or other private property for such ingress to and egress from the Leased Property, except as would not materially impair the Company's ability to use any such Leased Property in the operation of the Company's business as presently conducted.

          (d) All brokerage commissions and other compensation and fees payable by reason of the Leases have been paid in full or are reflected in the Interim Balance Sheet except for such commissions and other compensation related to options or extensions in the Leases which are not yet exercised.

          (e) To the Seller's Knowledge, all improvements on the Leased Property and the operations therein conducted conform in all material respects to all applicable Legal Requirements, including without limitation, health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, except for possible nonconforming uses or violations which do not and will not expose any person or property to injury or damage, materially and adversely affect any insurance coverage, give rise to strict liability, penalties or fines, jeopardize any Permit or materially interfere with the present use, operation or maintenance thereof by the Company as now used, operated or maintained, and which do not and will not materially and adversely affect the value thereof. To the Seller's Knowledge, all buildings, structures, improvements and fixtures owned, leased or used by the Company in the conduct of its business at the Leased Property conform in all material respects to all applicable codes and rules adopted by national and local associations and boards of insurance underwriters; and all such buildings, structures, improvements and fixtures are in good operating condition and repair.

          (f) There are no outstanding requirements or recommendations by any insurance company which has issued to the Company a policy covering the Leased Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on such property.

          (g) All public utilities required for the operation of the Leased Property and necessary for the conduct of the business of the Company are installed and operating, and all installation and connection charges, to the Seller's Knowledge, are paid in full.

          (h) Except as set forth in Schedule 3.11(b), the Leased Property is not subject to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

          (i) The plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which the Company is responsible under the Leases in the buildings or improvements are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements for which the Company is responsible under said Leases are in good condition and free of leaks and other material defects. All such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Leases are, to the Seller's Knowledge, in good working order and condition and free of leaks and other material defects.

     Section 3.12. Condition and Compliance of Property.

          (a) Schedule 3.12(a) contains a list of owned computers, information technology, hardware, software, facsimile machines and copier machines. As of such date, the Company owned outright and had good and marketable title to all such personal property subject to no Lien except Permitted Liens and except as set forth on Schedule 3.12(a).

          (b) Schedule 3.12(b) sets forth the name, parties and date of all personal property leases to which the Company is a party or in respect of the Business. Except as set forth in Schedule 3.12(b), the Company holds good leaseholds in all of the personal property shown or required to be shown on Schedule 3.12(b) as leased by the Company, in each case under valid and enforceable leases. The Company is not, and to Seller's Knowledge no other party to any such personal property lease is, in material breach of or default under any lease of any item of personal property listed on
     Schedule 3.12(b) (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default).

          (c) The assets of the Company: (i) in the aggregate are adequate to conduct the operations of the Company in substantially the manner currently conducted, (ii) are suitable for the purposes for which they are currently used, (iii) have been maintained in accordance with the Company's historical practices since June 30, 1999, and (iv) are in good condition, ordinary wear and tear excepted. Each plant, building, office, shop and other structures and each item of personal property is in good operating condition and is suitable and sufficient for the operation of the business of the Company, as currently conducted and currently proposed to be conducted.

     Section 3.13. Compliance with Legal Requirements.

          (a) Except as set forth on Schedule 3.13(a), the Company has complied with, has not received any notice of violation of, and has no Knowledge of any Basis which with or without notice could reasonably be expected to constitute a violation of, any material Legal Requirements. Since June 30, 1999, except as set forth on Schedule 3.13(a), neither the Seller nor the Company have received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of the Seller or the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, nor is there any Basis for any such notice or other communication.

          (b) Schedule 3.13(b) sets forth a list of each Permit that is necessary or appropriate for the operations of the Company as currently conducted or currently proposed to be conducted, including the issuing Governmental Agency, the expiration date, and the permit number. All Permits included on Schedule 3.13(b), except as noted therein, are in full force and effect and no proceeding is pending or, to the Knowledge of the Seller, threatened, to revoke or limit any such Permit, nor is there a Basis for any such revocation. Except as set forth in Schedule 3.13(b):

               (i) the Company is, and at all times since June 30, 1999 has been, in full compliance with all of the terms and requirements of each Permit listed in Schedule 3.13(b);

               (ii) since June 30, 1999, neither the Seller nor the Company has received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, nor is there any Basis for such notice or other communication; and

               (iii) all applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Agencies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Agencies.

     Section 3.14. Affiliate Agreements and Liabilities. Except as set forth on
Schedule 3.14:

          (a) there are no written or oral Contracts between the Company and any Seller Entity including, without limitation, any such Contracts relating to the provision of any services by the Company to any such Seller Entity, or by any such Seller Entity to the Company; and

          (b) (i) since the Interim Balance Sheet Date, there have been, (ii) from the date hereof to the Closing Date there will be, and (iii) after the Closing Date there will be, no transactions, agreements, arrangements or indebtedness between the Company and (x) any Seller Entity, (y) any director or officer of the Company or (z) any member of the immediate family of any individual described in clause (x) or (y) of this sentence.

     Section 3.15. Contracts.

          (a) Schedule 3.15 hereto lists all of the Contracts, commitments, arrangements and understandings which are material to the properties, conduct, operations or financial condition of the Company or are otherwise material.

          (b) Except as set forth on Schedule 3.15 (and for Leases and Permitted Liens), the Company is not a party to or bound by any:

               (i) mortgage, indenture, note, or installment obligation, or other instrument for or relating to Indebtedness;

               (ii) guaranty of any obligation for borrowings or performance, or guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the ordinary course of business in connection with the deposit of items for collection, and statutory warranties;

               (iii) agreement or arrangement for the sale or lease of any of its assets other than in the usual, regular and ordinary course of business;

               (iv) agreement or other arrangement for the purchase of any real estate, machinery, equipment, or other capital assets;

               (v) Contract for the future purchase of materials, supplies, services, merchandise, or equipment parts;

               (vi) Contract pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies;

               (vii) distribution, dealership, representative, broker, sales agency, advertising or consulting Contract excepting any such contract that is terminable at will, or by giving notice of 30 days or less, without Liability;

               (viii) lease or other agreement for the use of real or personal property;

               (ix) agreement imposing non-competition or exclusive dealing obligations on it;

               (x) agreement providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

               (xi) license or royalty agreement with obligations payable by or to the Company;

               (xii) Contract or agreement for the employment of any stockholder, director, officer, consultant or key employee not terminable without penalty or Liability arising from such termination or any severance or change-in-control contract or arrangement;

               (xiii) Contract relating to cleanup, abatement or other actions in connection with environmental liabilities; or

               (xiv) Contract which (A) involves future payment by or to the Company or (B) is otherwise material to the extent relating to the conduct of the business of the Company.

          (c) Each Contract, including the Contracts listed or required to be listed on Schedule 3.15, is valid, binding and enforceable against the Company, and to the Seller's Knowledge the other parties thereto in accordance with its terms, and is in full force and effect. The Company has performed all material obligations required to be performed by it to date under each of the Contracts. Except as set forth in Schedule 3.15, neither the Company nor, to the Seller's Knowledge, any other party thereto is in material breach of or default under any Contract to which the Company is a party or by which it is bound or to which its assets are subject (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default). The Seller has delivered to the Purchaser a copy of each Contract or other written evidence of the obligations, and all amendments thereto, listed or required to be listed in
     Schedule 3.15, except to the extent otherwise noted thereon.

     Section 3.16. Intellectual Property.

          (a) Schedule 3.16 contains a list of all material Intellectual Property (other than know-how, non-customized computer software, and customer lists) which the Company owns or has used in connection with, or which relates to, its business, the jurisdictions in which the Intellectual Property has been registered or in which a Patent has been issued or in which an application for such registration or Patent has been filed and any licenses, sublicenses and other agreements in which the Company grants a license to any Person to use the Intellectual Property. Except as set forth on Schedule 3.16 the Company is the owner of all right, title, and interest in the Intellectual Property, free and clear of all Liens and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property.

          (b) Schedule 3.16 contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which the Company is the licensee. There are no outstanding and, to the Seller's Knowledge, no threatened disputes or disagreements with respect to any such agreement. Except as listed on Schedule 3.16, Seller has not entered into any joint ventures, licenses, sublicenses or other arrangements whereby a third party has the right to, or use of, any Intellectual Property.

          (c) The Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees which have fallen due on or prior to the effective date of this Agreement have been paid. The grants, registrations and applications for the Intellectual Property have not lapsed, expired or been abandoned and no application or registration thereof is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction. All products made, used, or sold under the Patents have been marked with the proper notice. All products and materials containing a Mark bear the proper notice where permitted by law.

          (d) Trade Secrets

               (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

               (ii) The Seller and the Company have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

               (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

          (e) To the Knowledge of the Seller, there are no conflicts with or infringements of any Intellectual Property by any third party. No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding. No Mark has been or is now involved in any opposition, invalidation or cancellation and, to the Seller's Knowledge, no such action is threatened with respect to any of the Marks. The conduct of the Company's business as currently conducted does not conflict with or infringe in any way with any proprietary right of any third party, which conflict or infringement could have a material adverse effect on the Company, the Intellectual Property or the business of the Company. There is no claim, suit, action or proceeding pending or threatened against the Company (i) alleging any such conflict or infringement with any third party's proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

          (f) Except as set forth on Schedule 3.16, all consents, filings and authorizations by or with Governmental Agencies or third parties necessary with respect to the consummation of the transactions contemplated hereby as they may affect the Intellectual Property have been obtained.

          (g) Neither the Seller nor the Company have entered into any material consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any person relating to the Intellectual Property or the intellectual property of any third party other than as may be contained in the license agreements listed in Schedule 3.16. Except as set forth in Schedule 3.16, the Company is not under any obligation to pay royalties or similar payments in connection with any license to any of its Affiliates.

          (h) Except as set forth on Schedule 3.16, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or any other Transaction Document or the performance of its obligations hereunder or thereunder, in breach of any license, sublicense or other agreement relating to the Intellectual Property. The validity and enforceability of the Intellectual Property and the registration thereof have not been impugned or otherwise affected adversely as a result of the consummation of the transactions contemplated by the Transaction Documents.

          (i) No former or present employees, officers or directors of the Company hold any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property.

          (j) The Intellectual Property is sufficient, adequate and all that is necessary for the Company to carry on its business as presently conducted.

     Section 3.17. Software.

          (a) The current software applications used by the Company in the operation of its business are set forth and described on Schedule 3.17 hereto (the "Software"). To the extent the Software has been designed or developed by the Company's management information or development staff or by consultants on the Company's behalf, are original and are protected by the copyright laws of the United States, and the Company has complete rights to and ownership of such Software. No part of any such Software or the use thereof infringes upon the rights of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, patents, trade secrets and rights of privacy or publicity. The Company has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software.

          (b) The Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the Company legitimately and is fully and freely transferable without any third party consent. All of the Company's computer hardware has legitimately-licensed software installed therein.

          (c) The Software is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source code.

          (d) The Company has not knowingly altered the data, or any Software or supporting software which may in turn damage the integrity of the data, stored in electronic, optical or magnetic form. Except as set forth on
     Schedule 3.17 hereto, the Seller has no Knowledge of the existence of any bugs or viruses with respect to the Software.

     Section 3.18. Labor Relations. Except as set forth on Schedule 3.18, the Company is not a party to any collective bargaining agreement covering Employees, there are no controversies or unfair labor practice proceedings pending or, to the Seller's Knowledge, threatened between the Company and any of its current or former Employees or any labor or other collective bargaining unit representing any current or former Employee of the Company that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect. To the Seller's Knowledge, except as set forth on Schedule 3.18, no organizational effort is presently being made or to the Knowledge of the Seller, threatened by or on behalf of any labor union.

     Section 3.19. Employee Benefits.

          (a) Schedule 3.19(a) sets forth all Employee Benefit Plans and all other employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company is obligated to contribute for Employees or Former Employees. Each of the employee benefit plans, practices and arrangements set forth on Schedule 3.19(a) shall hereafter be referred to as a "Plan" (or "Plans" as the context may require).

          (b) Except with respect to any Multiemployer Plan, copies of the following documents, with respect to each of the Plans as applicable, have been delivered to Purchaser by the Seller: (i) all plan and related trust documents, and amendments thereto; (ii) the most recent IRS Form 5500;
     (iii) the last IRS determination letter; (iv) summary plan descriptions; and (v) the most recent actuarial report.

          (c) Except as set forth on Schedule 3.19(c), none of the Plans is a Multiemployer Plan. Neither the Company nor any ERISA Affiliate has incurred any Liability resulting from a complete or partial withdrawal from any Multiemployer Plan, and none of them has incurred, or is reasonably likely to incur, any Liability due to the termination or reorganization of a Multiemployer Plan which has not been satisfied in full, and to the Knowledge of the Seller, no event has occurred that would subject the Company or any ERISA Affiliate to any such liability.

          (d) Neither the Company nor any ERISA Affiliate has incurred, or is reasonably likely to incur, any Liability under Section 4062, 4063 or 4064 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA with respect to any Single-Employer Plan, and to the Knowledge of the Seller, no event has occurred that would subject the Company or any ERISA Affiliate to any such Liability. All premiums due the PBGC with respect to all Single-Employer Plans maintained by the Company and its ERISA Affiliates have been timely paid. Neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Except as set forth on Schedule 3.19(d), there has been no "reportable event", within the meaning of Section 4043 of ERISA, with respect to any Single-Employer Plan maintained by the Company or its ERISA Affiliates which would require the giving of notice to the PBGC. No Single-Employer Plan maintained by the Company or its ERISA Affiliates has incurred an accumulated funding deficiency within the meaning of Section 412 of the Code.

          (e) Except with respect to any Multiemployer Plan, each Plan complies with, and has been established, operated and administered in accordance with its terms and the requirements of, ERISA, the Code and other applicable laws.

          (f) Except with respect to any Multiemployer Plan, there are no material pending or, to Seller's Knowledge, threatened claims by, on behalf of or involving any Plan Administrator or any Plan Trustee (other than routine claims for benefits).

          (g) Neither the Company nor any ERISA Affiliate has incurred any liability for any tax or penalty imposed by Section 4975 of the Code or
     Section 502(i) of ERISA with respect to any Plan.

          (h) With respect to each Plan that is a Single-Employer Plan, the most recent actuarial report prepared by the Plan's actuary, using the actuarial methods and assumptions contained in such report, fairly presents the fair market value of the assets of each such Plan and the present value of the Liabilities in respect of the benefits accrued under each such Plan, and since the date of such actuarial report there has been no material adverse change in the funded status of any such Plan after taking into account the additional accrual of benefits by participants since the date of such actuarial report through the Closing Date.

          (i) Each Plan which is intended to qualify under Section 401(a) of the Code has received an IRS determination letter concluding that such Plan so qualifies in form, and no event has occurred and no condition exists that, to the Seller's Knowledge, would cause such Plan to lose its qualified status.

          (j) Except as set forth on Schedule 3.19(j) or as may be required under Section 4980B of the Code, Section 601 of ERISA or other applicable foreign, state or local law, the Company does not have any Liability for post-retirement medical or life insurance benefits or coverage for any Employee or Former Employee or any dependent of any such employee. The reserve reflected in the Closing Date Balance Sheet will be adequate in accordance with GAAP Consistency for the payment or provision of all such benefits.

          (k) Except as set forth on Schedule 3.19(k), the consummation of the transactions contemplated by the Transaction Documents will not result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable by the Company to or in respect of any Employee or Former Employee or the beneficiary or dependent of any such employee under any Plan.

          (l) All payments (including all employer contributions and employee contributions with respect to the Employee Benefit Plans) required to have been made under the Plans or by law (without regard to any waivers granted under Section 412 of the Code) have been made by the due date thereof (including any valid extension), and all payments for any period ending on or before the Closing which are not yet due will have been paid or accrued by the Closing Date.

     Section 3.20. Insurance. Schedule 3.20 sets forth a list of all insurance policies and all material fidelity bonds or other insurance service contracts (the "Insurance Policies") providing coverage for the properties or operations of the Company, the type and amount of coverage, and the expiration dates of the Insurance Policies. There is no claim by the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been paid, and the Company has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies. The Insurance Policies are valid and enforceable in accordance with their terms, are issued by an insurer that is financially sound and reputable, are in full force and effect and insure against risk and liabilities customary in the industry and as required by Legal Requirements and the Contracts. Neither the Seller nor the Company has received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any Insurance Policy or a material increase in any premium in connection therewith, or (ii) informing Seller that any coverage listed on Schedule 3.20 will or may not be available in the future on substantially the same terms as now in effect.

     Section 3.21. Litigation. Except as set forth in Schedule 3.21, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or to the Seller's Knowledge threatened before any Governmental Agency brought by or against the Seller, the Company or any of their respective officers, directors, Employees, agents or Affiliates involving, affecting or relating to any assets, properties or operations of the Company or the transactions contemplated by the Transaction Documents, nor to the Seller's Knowledge is there any Basis for any such action, suit, proceeding or investigation. Schedule
3.21 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Company nor any of its assets or properties is subject to any Order that affects or might affect its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by the Transaction Documents.

     Section 3.22. Environmental Matters. Except as set forth on Schedule 3.22:

          (a) the Company is, and since June 30, 1999 (the "Environmental Reference Date"), has been, and to the Seller's Knowledge, prior to the Environmental Reference Date was, in compliance with all Environmental Laws;

          (b) the Company has no Liability, whether contingent or otherwise, under any Environmental Law;

          (c) no request for information, notice, Governmental Agency inquiry, demand letter, notice of violation or alleged violation of, non-compliance or alleged non-compliance with or any Liability under, any Environmental Law by or relating to operations or properties of the Company has been received by or threatened in writing against the Company since the Environmental Reference Date, or, to Seller's Knowledge, before the Environmental Reference Date;

          (d) the Company has not entered into or been subject to, and is not currently a party or respondent to, any Orders nor are any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to Seller's Knowledge, threatened, relating to any Environmental Law affecting the Company;

          (e) the Company has neither expressly nor by operation of law, assumed or undertaken any Liability, including without limitation any obligation for Costs of Remediation, of any other Person;

          (f) the Company has not, and the Seller has no Knowledge of any other Person who has, caused any Release or threatened Release of any Hazardous Material on, in, under, or from the Leased Property nor does the Seller have Knowledge of any such Release; and

          (g) the Company has not received any written or, to the Seller's Knowledge, other communication indicating or claiming potential Liability for Damages or Costs of Remediation with respect to a Release or threatened Release of any Hazardous Material.

     Section 3.23. Tax Matters.

          (a) Except as otherwise disclosed in Schedule 3.23(a), (i) the Company has filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to the Company and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such Tax Returns were true, correct and complete as of the time of each such filing; (iii) all Taxes relating to periods ending on or before the Closing Date owed by the Company (whether or not shown on any Tax Return) or to which the Company may be liable under Treasury Regulationsss. 1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any Affiliated Group (or other group filing on a combined or unitary basis) at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith);
     (iv) any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with generally accepted accounting principles; (v) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Governmental Agency; (vi) since January 1, 1999, no claim has been made by any Governmental Agency in a jurisdiction where the Company does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Seller's Knowledge is any such assertion threatened; (vii) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns (viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company; (ix) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (x) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company; and (xi) the Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

          (b) (i) no property of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (ii) the Company is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (iii) the Company has not filed any agreement or consent under Section 341(f) of the Code; (iv) the Seller is not a "foreign person" within the meaning of Section 1445 of the Code; (v) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (vi) the Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

     Section 3.24. Interim Operations. Since the Interim Balance Sheet Date, the Company has operated only in the Ordinary Course of Business, and except as set forth in Schedule 3.24 the Company has not:

          (a) suffered any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of the Company or any Basis therefor;

          (b) changed its authorized or issued capital stock; granted any stock option or right to purchase shares of capital stock; issued any security convertible into such capital stock; or made any Equity Distributions;

          (c) incurred or become subject to, or agreed to incur or become subject to, any material obligation or Liability, except in the Ordinary Course of Business;

          (d) mortgaged or pledged any of its assets, tangible or intangible, except for Permitted Liens;

          (e) sold or transferred or agreed to sell or transfer any of its assets, or canceled or agreed to cancel any debts or claims except in the Ordinary Course of Business;

          (f) suffered any extraordinary losses or, except in the Ordinary Course of Business, waived any material rights;

          (g) terminated any contract, agreement, license, or other instrument to which it is a party, except in the Ordinary Course of Business;

          (h) increased the rate of compensation payable by it to any employee, whose compensation is determined other than by multiplying the number of hours worked by an hourly rate (a "Salaried Employee"), over the rate being paid or accrued to them as of the Interim Balance Sheet Date;

          (i) made or agreed to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any of its Salaried Employees; or general increase in the salary or bonus payable or to become payable by the Company to any Employee other than Salaried Employees (other than increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific Employees and not generally to a class or group thereof);

          (j) entered into any agreement, written or oral, providing for the employment of any Employee or any severance or termination benefits payable or to become payable by the Company to any Employee;

          (k) taken any action which would have constituted a breach of any negative covenant of the Seller set forth in Article V or VI if such negative covenant had applied since the Interim Balance Sheet Date; or

          (l) suffered any shortages of materials or supplies or any casualty that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

     Section 3.25. Brokers. All negotiations relative to the Transaction Documents and the transactions contemplated hereby and thereby have been carried on by the Seller without the intervention of any other Person acting on their behalf in such manner as to give rise to any valid claim by any such Person against the Company or Purchaser for a finder's fee, brokerage commission or other similar payment based on an arrangement with the Seller.

     Section 3.26. Product Liability. Except as disclosed in Schedule 3.26:

          (a) to the Company's knowledge (without the requirement of due inquiry) there has not been during the past six (6) years and there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature by or before any Governmental Agency against or involving any product, substance or material (collectively, a "Product"), or class of claims or lawsuits involving a Product manufactured, produced, distributed or sold by or on behalf of the Company which is pending or, to the Seller's knowledge (without the requirement of due inquiry), threatened, on behalf of the ultimate retail purchaser of any Product, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product manufactured, produced, distributed or sold by or on behalf of the Company, or any alleged failure to warn, or from any breach of express or implied specifications or warranties or representations (a "Product Claim");

          (b) there has not been, nor is there under consideration or investigation by the Company, any Product recall, rework, retrofit or post-sale warning (collectively, recalls, reworks, retrofits and post-sale warnings are referred to in this Agreement as "Recalls") conducted by or on behalf of the Company concerning any Products manufactured, produced, distributed or sold by or on behalf of the Company or, to the Knowledge of the Seller, any Recall conducted by or on behalf of any entity as a result of any alleged defect in any Product supplied by the Company; and

          (c) there is no Product Claim pending or, to the Seller's Knowledge threatened, on behalf of a customer of the Company or any Governmental Agency which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

     Section 3.27. Books and Records of the Company. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Purchaser, are complete and correct, accurately reflect in reasonable detail the transactions to which the Company is a party or by which its properties are bound in accordance with GAAP Consistency and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of the fact that the Company is not subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the board of directors of the Company, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to the Purchaser.

     Section 3.28. Suppliers. Schedule 3.28 lists the ten largest suppliers (measured by dollar volume) of the Company during the last fiscal year ("Major Suppliers") and the amount of business done with each Major Supplier in such year. As of the date of this Agreement, except as set forth on Schedule 3.28,
(a) the Company is not engaged in a material dispute with any Major Supplier,
(b) there has been no material adverse change in the business relationship of the Company with any Major Supplier since December 31, 2002, and (d) no Major Supplier has threatened in writing any material modification or change in the business relationship with the Company.

     Section 3.29. Projections. The business plans, forecasts and projections set forth in Schedule 3.29 were prepared in good faith for the internal use of the Company and on the basis of reasonable assumptions. After appropriate inquiry of the officers of the Company, the Seller does not have reason to believe that such projections, forecasts and plans are not reasonably achievable.

     Section 3.30. Certain Payments. Since June 30, 1999, neither the Seller nor the Company nor any of their respective directors, officers, agents, or Employees, or to the Seller's Knowledge any other Person associated with or acting for or on behalf of the Seller or the Company, has directly or indirectly
(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     Section 3.31. Accounts . Schedule 3.31 hereto correctly identifies each bank account, brokerage account and safety deposit box maintained by or on behalf or for the benefit of the Company and the name of each person with any power or authority to act with respect thereto.

     Section 3.32. Disclosure.

          (a) No representation or warranty of the Seller in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          (b) There is no fact known to the Seller that has specific application to either the Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as the Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Schedules hereto.

     Section 3.33. Investment Intent; Status. The Stock Consideration will be acquired hereunder solely for the account of the Seller for investment, and not with a view to the resale or distribution thereof in violation of the Securities Act of 1933, as amended, subject to the right of the Seller to sell, assign, transfer or distribute any or all of the Stock Consideration to any Person which is an Affiliate of the Seller. Seller is an "accredited investor" within the meaning of Regulation 501 promulgated under the Securities Act of 1933, as amended.

     Section 3.34. Representations as to NewCo.

          (a) Organization. Immediately prior to, and after, the Pre-Closing Merger and as of the Closing Date: (i) NewCo will be a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona, (ii) NewCo will be duly qualified to do business and is in good standing in the states listed in Schedule 3.2, such states being each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (iii) NewCo will have the requisite corporate power and authority to own its properties and to conduct its business as then conducted and (iv) the Articles of Incorporation and By-Laws of NewCo will be substantially similar in form and substance to the Articles of Incorporation and Bylaws of the Company set forth in Schedule 3.2(b).

          (b) Capitalization; Ownership of the Stock. Immediately after the Pre-Closing Merger and as of the Closing Date, the authorized capital stock of NewCo will consist of (i) one million (1,000,000) shares of common stock, par value $0.01 per share, of which two hundred twenty-six thousand eight hundred seventy eight (226,878) shares will be outstanding and (ii) no shares of preferred stock; the shares of capital stock described in (i) as outstanding being all the Stock. Immediately and after the Pre-Closing Merger and as of the Closing Date, (A) the Stock will have been duly authorized and validly issued, and fully paid and nonassessable and no personal liability will attach to the ownership thereof, (B) the Stock will be the sole outstanding shares of capital stock of NewCo, and except for this Agreement there will be no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Stock or any unissued or treasury shares of capital stock of NewCo and (C) the Seller will own 100% of the Stock and will have at the Closing valid and marketable title to the Stock, free and clear of any Liens, except those arising under this Agreement.

          (c) Other Representations. Immediately after the effectiveness of the Pre-Closing Merger and as of the Closing Date, all of the representations and warranties set forth in this Article III made by the Seller in reference to the Company will be true and correct as if made by the Seller in reference to NewCo.

                                  ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Seller as follows:

     Section 4.1. Authority of Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Purchaser has full corporate power and authority to execute and deliver the Transaction Documents, the execution and delivery by Purchaser of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes, and the other Transaction Documents when executed and delivered by the parties thereto will constitute, the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. The Purchaser has the requisite corporate power and authority to own its properties and to carry on the business presently being conducted by it.

     Section 4.2. No Conflict or Violation. Neither the execution and delivery of the Transaction Documents by the Purchaser, nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with, or result in a violation of (i) any provision of the Certificate of Incorporation or By-Laws of the Purchaser, or (ii) any resolution adopted by the board of directors or the stockholders of the Purchaser;

          (b) contravene, conflict with, or result in a violation of, or give any Governmental Agency or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement to which the Purchaser may be subject;

          (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract, lease, or permit of the Purchaser; or

          (d) except for filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, require the consent, approval, or authorization of, or registration or filing with, any Governmental Agency or any other Person on behalf of Purchaser;

provided, however, that no representation or warranty is made hereby by the Purchaser with respect to the effect of antitrust laws or regulations.

     Section 4.3. Litigation. There are no actions, causes of action, claims, suits, proceedings or Orders pending or, to the actual knowledge, after reasonable inquiry, of the executive officers of the Purchaser, threatened against the Purchaser at law, in equity, in admiralty or otherwise, or before or by any Governmental Agency, which seek to restrain or enjoin the consummation of the transactions contemplated hereby.

     Section 4.4. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Purchaser without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against the Seller or its Affiliates (other than, after the Closing, the Company) for a finder's fee, brokerage commission or other similar payment based on an arrangement with the Purchaser.

     Section 4.5. Stock Consideration. The issuance of the Stock Consideration to the Seller has been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

     Section 4.6. SEC Reports and Financial Statements. The Purchaser has filed with the Securities and Exchange Commission true and complete copies of the Purchaser's Annual Report on Form 10-K for the year ended December 31, 2002 and all forms, reports, schedules, statements and other documents required to be filed by the Purchaser under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, from and after the filing thereof (such annual report, forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, the "Purchaser SEC Documents"). The Purchaser SEC documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, as the case may be, and the applicable rules and regulations promulgated thereunder. There have not been any amendments to the Purchaser SEC Documents since the initial filing thereof. The financial statements of the Purchaser contained in the Purchaser SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     Section 4.7. Investment Intent; Status. The Stock will be acquired hereunder solely for the account of the Purchaser for investment, and not with a view to the resale or distribution thereof in violation of the Securities Act of 1933, as amended, subject to the right of the Purchaser and any such designees to sell, assign, transfer or distribute any or all of the Stock to any Person which is an Affiliate of the Purchaser. Purchaser is an "accredited investor" within the meaning of Regulation 501 promulgated under the Securities Act of 1933, as amended.

                                   ARTICLE V.
                         CERTAIN COVENANTS OF THE SELLER

     The Seller covenants with the Purchaser that from and after the date hereof through the Closing Date (except as consented to or approved by the Purchaser in writing):

     Section 5.1. Conduct of Business. The Seller shall cause the Company:

          (a) to operate only in the Ordinary Course of Business and to continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for their current use;

          (b) to use commercially reasonable efforts to keep available generally the services of its present officers and Employees, and preserve generally the present relationships with Persons having business dealings with it;

          (c) not to make any sale, assignment, transfer, abandonment, or other conveyance of any of its assets or any part thereof;

          (d) to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

          (e) not to settle, release or forgive any material claim or litigation or waive any material right;

          (f) not to make, change or revoke, or permit to be made, changed or revoked, without the consent of the Purchaser, any material election or method of accounting with respect to Taxes;

          (g) not to enter into, or permit to be entered into, without the consent of the Purchaser any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company;

          (h) not to enter into or amend any Plan and not to grant any increase in the salary or other compensation of any Employee, except as would not constitute a breach of Section 3.24;

          (i) not to enter into any employment Contract with any director, executive officer or Employee of the Company or make any loan to, or enter into any material transaction of any other nature with, any director, executive officer or Employee of the Company;

          (j) not to acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets;

          (k) not to change its authorized or issued capital stock; grant any stock option or right to purchase shares of capital stock; issue any security convertible into such capital stock; or make any Equity Distribution;

          (l) not to incur any Indebtedness other than working capital borrowings in the Ordinary Course of Business;

          (m) not to incur, or suffer to exist, any Lien on the assets of the Company other than Permitted Liens;

          (n) not to take any action that would cause any of the representations and warranties made by the Seller in this Agreement not to remain true and correct; and

          (o) to inform the Purchaser of the occurrence of any event which could reasonably be expected to result in a breach of any representation or warranty contained in Article III.

     Section 5.2. Information and Access. The Seller shall permit and cause the Company to permit representatives of the Purchaser to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal operations of the Company, to all premises, properties, personnel, accountants, books, records, contracts and documents of the Company. The Purchaser and each of its representatives shall treat and hold as confidential such information in accordance with the terms and provisions of that certain Non-disclosure and Confidentiality Agreement, dated as of May 14, 2003, between the Purchaser and the Seller, which agreement shall remain in full force and effect until the Closing Date, whereupon such agreement shall terminate without further action.

     Section 5.3. Confidentiality Agreements. At the Closing, the Seller shall assign to the Purchaser the benefits of all confidentiality agreements, if any, relating to the possible sale of the Company or any material portion of the assets thereof to the extent such assignment is not expressly prohibited by the terms of such agreements.

     Section 5.4. Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby; provided, however, that nothing in this covenant or any other provision of this Agreement or any other Transaction Document shall require the Purchaser to agree to any divestiture, hold-separate or other similar agreement or requirement.

     Section 5.5. No Shop.

          (a) The Seller shall not and shall cause the Company not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other Person relating to the acquisition of the Stock or the Company, its assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course); and

          (b) The Seller shall immediately notify the Purchaser regarding any contact between the Seller, the Company or their respective representatives and any other Person regarding any such offer or proposal or any related inquiry.

     Section 5.6. Notices of Certain Events. The Seller shall promptly notify the Purchaser of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document;

          (b) any notice or other communication from any Governmental Agency in connection with the transactions contemplated by this Agreement or any other Transaction Document; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Seller or the Company if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.21 or that relate to the consummation of the transactions contemplated by the this Agreement or any other Transaction Document.

     Section 5.7. No Duplicates. Neither the Seller nor any of its Affiliates shall directly or indirectly retain, use or transfer any copies, duplicates or derivative versions of any of the Company's databases or mailing lists (whether in postal or e-mail form) from and after the Closing Date without the Purchaser's prior express written consent; provided, however that the Seller may continue to use the Seller's own databases and mailing lists which contain some limited overlap of information with that contained in the Company's databases and mailing lists, so long as the Seller does not take any action inconsistent with the Purchaser's sole rights in the Company's databases and mailing lists.

                                  ARTICLE VI.
                        CERTAIN COVENANTS AND AGREEMENTS

     Section 6.1. Transfer Taxes. All sales, recording, transfer, stamp, registration, conveyance, value added, use, or other similar Taxes, duties, excise, governmental charges or fees (including penalties and interest) imposed as a result of the sale of the Stock to the Purchaser or the issuance of the Stock Consideration to the Seller pursuant to this Agreement shall be borne by the Seller. The Purchaser shall promptly remit any refunds of such items to the Seller. The Seller and the Purchaser, to the extent required by Legal Requirements, shall prepare and file all Tax Returns and other documentation on a timely basis with respect to any such Taxes or fees.

     Section 6.2. Obligation to File Tax Returns.

          (a) The Seller shall cause to be prepared and filed all Tax Returns with the appropriate federal, state, local and foreign Governmental Agencies relating to the Company for periods ending on or prior to the Closing Date and shall pay all Taxes due with respect to such Tax Returns. The Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company covering a Tax year commencing prior to the Closing Date and ending after the Closing Date (a "Straddle Tax Return") and shall cause the Company to pay the Taxes shown to be due thereon, provided, however, that the Seller shall promptly reimburse the Purchaser for the portion of such Tax that relates to a Pre-Closing Tax Period (as defined below), except to the extent such Tax was included in the determination of Adjusted Net Assets. The Seller will furnish to the Purchaser all information and records reasonably requested by the Purchaser for use in preparation of any Straddle Tax Returns. The Purchaser shall allow the Seller to review, comment upon and reasonably approve without undue delay any Straddle Tax Return at any time during the forty-five (45) day period immediately preceding the filing of such Tax Return. The Purchaser and the Seller agree to cause the Company to file all Tax Returns for any Straddle Period (as defined below) on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Governmental Agency will not accept a Tax Return filed on that basis. For purposes of this Agreement "Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date and the portion ending on and including the Closing Date of any taxable period that includes (but does not end on) the Closing Date ("Straddle Period").

          (b) In the case of any Straddle Period, (i) real, personal and intangible property Taxes ("Property Taxes") of the Company for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) the Taxes of the Company (other than Property Taxes) for the portion of the Straddle Period that constitutes a Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date

     Section 6.3. Certain Provisions Relating to Consents. The Seller shall use commercially reasonable efforts prior to and after the Closing Date to obtain all consents that are required in connection with the transactions contemplated by this Agreement and the other Transaction Documents. The Seller shall not obtain any consent that will affect the Purchaser or the Company to either of their economic detriment, including any modification of any Contract, Lease or Permit. The Purchaser shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information; provided, however, that neither the Purchaser nor the Company shall be required to incur any liability or obligation in connection therewith, other than for the underlying matter for which such consent was obtained as in effect immediately prior to such consent.

     Section 6.4. Nondisclosure; Noncompetition; Nonsolicitation.

          (a) From and after the Closing Date, the Seller shall not use, divulge, furnish or make accessible to anyone any proprietary, material non-public, confidential or secret information to the extent relating to the Company (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers) or the Business, and the Seller shall cooperate reasonably with the Purchaser in preserving such proprietary, confidential or secret aspects of the Company and the Business. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the disclosure of the tax treatment and tax structure, each as defined in Treasury Regulations Section 1.6011-4, of the transaction (but no other details about the matters covered by this Agreement, including, without limitation, the identities of the parties except as may be required by legal rule, regulation or legal process).

          (b) For a period of three (3) years after the Closing Date, the Seller shall not, and it shall cause each of its controlled Affiliates, officers and directors (so long as such officers and directors are serving as such) not to, directly or indirectly, (i) engage in any Competitive Business Activities anywhere in the world; (ii) own stock or otherwise have an equity interest in or be affiliated with any person or entity engaged in Competitive Business Activities (except as a stockholder holding less than 5% of the stock of a publicly held corporation); or (iii) utilize its special knowledge of the Business or its relationships with customers, suppliers or others to compete with the Company or the Purchaser in its conduct of the Business after the Closing Date. The Seller shall not, directly or indirectly, for a period of three (3) years from the Closing Date, (i) solicit for hire or enter into any contractual arrangement with any Employee without the prior written consent of the Purchaser unless such Employee has not been employed by the Company or the Purchaser for a period of one year; or (ii) call on or solicit any of the customers or suppliers of the Business or make known the names and addresses of such customers or suppliers or any information relating in any manner to the Business or the Company's relationships with such customers or suppliers. The Seller agrees that a violation of this Section will cause irreparable injury to the Purchaser, and the Purchaser shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining the Seller from doing or continuing to do any such violation and any other violations or threatened violations of this Section.

          (c) The Seller acknowledges and agrees that the covenants set forth in this Section are reasonable and valid in scope and in all other respects. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph
     (c), any of the provisions of this Section relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

     Section 6.5. Ongoing Tax Cooperation. If the Closing occurs, the Seller and the Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings and other information as may be reasonably required for the preparation by the Purchaser or the Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by the Purchaser or the Seller and any audit or other examination by any Governmental Agency, or judicial or administrative proceeding relating to liability for Taxes. Without limiting the generality of the foregoing, each of the Purchaser and the Seller shall retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or including the Closing Date until the later of (i) the expiration of the statute of limitations for the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except for extensions obtained by that party or its Affiliates or extensions regarding which such party has received written notice from another party, or (ii) six years following the due date (without extensions) for such Tax Returns; provided, however, that no party will dispose of its copies without first notifying the other parties and providing such other parties with a reasonable period of time to assume possession of such copies. In addition, without limiting the generality of the foregoing, each party shall make its personnel and those of its Affiliates reasonably available for deposition and testimony in any tax controversy or proceeding. The Purchaser shall cooperate with the Seller to the extent reasonably necessary for the Seller's preparation of its financial statements and Tax Returns and in the sharing of financial and accounting information with respect thereto or with respect to any audit, examination, or other proceeding with respect thereto. No information or documentation provided pursuant to this Section shall be disclosed by the recipient thereof to any Person except its accountants and relevant tax authorities or as required by applicable law (in which case the disclosing party shall consult in good faith with the other party prior to making any such disclosure).

     Section 6.6. Section 338(h)(10) Election.

          (a) With respect to the sale of the Stock, if so requested by the Purchaser upon notice to the Seller on or before the Closing Date, the Seller and the Purchaser shall jointly make a Section 338(h)(10) Election (as hereinafter defined) in accordance with applicable laws and under any comparable provision of state, local or foreign law for which a separate election is permissible and as set forth herein. The Purchaser and the Seller shall take all necessary steps to properly make a Section 338(h)(10)

     Election in accordance with applicable laws and under any comparable provision of state, local or foreign law for which a separate election is permissible. The Purchaser and the Seller agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules. The Purchaser and the Seller agree to report the transfers under this Agreement consistent with such elections and shall take no position contrary thereto unless required to do so by applicable tax law pursuant to a determination as defined in Section 1313(a) of the Code.

          (b) The Purchaser shall be responsible for the preparation and filing of all Section 388 Forms (as hereinafter defined) in accordance with applicable tax laws and the terms of this Agreement and shall deliver such
     Section 338 Forms to the Seller at least 30 days prior to the date such
     Section 338 Forms are required to be filed. Seller shall execute and deliver to the Purchaser such documents or forms (including executed
     Section 338 Forms) as are requested and are required by any laws in order to properly complete the Section 338 Forms at least 20 days prior to the date such Section 338 Forms are required to be filed. The Seller shall provide the Purchaser with such information as the Purchaser reasonably requests in order to prepare the Section 338 Forms by the later of 30 days after the Purchaser's request for such information or 30 days prior to the date on which the Purchaser is required to deliver such forms to the Seller.

          (c) The Purchase Price, liabilities of the Company and other relevant items shall be allocated in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder. Purchaser shall, at its option, determine the fair market value of the assets of the Company (the "Valuation"). The Valuation shall be binding on the Purchaser and the Seller unless the Seller shall, within 10 days of delivery to the Seller of the Valuation, conclude in good faith that the Valuation is manifestly unreasonable. The Purchaser shall be under no obligation to have such Valuation prepared by an independent appraiser. All values contained in the Valuation shall be used by each party in preparing the forms referred to in
     Section 6.6(b) above and all other relevant Tax Returns.

          (d) "Section 338 Forms" means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Tax authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any "statement of section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treas. Regs. Section 1.338-1 or Treas. Regs. Section 1.338(h)(10)-1 or any successor provisions.

          (e) Notwithstanding any other provision of this Agreement to the contrary, the Seller agrees that any income and gain recognized as a result of, and in accordance with, the making of the Section 338(h)(10) Election will be included in the consolidated federal income tax return of the Seller's consolidated group and any resulting tax liability will be paid by the Seller, as the common parent of the Seller's consolidated group. The Purchaser agrees that it will pay and be responsible for, and will indemnify and save the Seller harmless from, any reasonable costs incurred by the Seller (including but not limited to costs incurred in connection with the preparation or restatement of any Tax Return) or Taxes imposed on the Seller by any federal, state or local Tax authority, in each case resulting from the Purchaser's election to treat the purchase of the Stock as an asset acquisition under the statutes of any such Tax authority.

          (f) "Section 338(h)(10) Election" means an election described in
     Section 338(h)(10) of the Code with respect to Purchaser's acquisition of Shares pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election under state or local law pursuant to which a separate election is permissible with respect to Purchaser's acquisition of Shares pursuant to this Agreement.

     Section 6.7. Tax Related Covenants. Without the prior written consent of the Purchaser, neither the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

     Section 6.8. Further Assurances. Upon the request of the Purchaser at any time after the Closing Date, the Seller shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Purchaser may reasonably request in order to perfect title of the Purchaser and its successors and assigns to the Stock or otherwise to effectuate the purposes of this Agreement, including without limitation the filing of all certificates and documentation necessary to effect the Pre-Closing Merger.

     Section 6.9. Purchaser Conduct of Business. In order to give effect to the intent of Section 2.4, the Purchaser covenants to continue the Business until the termination of the Third Earn-Out Period subject to the Purchaser being unable, or it being impracticable, to so continue the Business due to adverse general economic conditions in the Company's target business market, an Act of God or other force majeure event; provided, however, that nothing herein shall prohibit or restrict the Purchaser in any way from making changes to the Business, or discontinuing the Business, if such changes or discontinuation is a direct result of the Business having suffered a Material Adverse Effect in the Purchaser's reasonable discretion. The Purchaser further covenants that, in the event it transfers any content currently available for download from the Company as part of the Business to the Purchaser, any Affiliate of the Purchaser or any URL, domain or web site, for purposes of calculating the Earn-Out Payments under
Section 2.4, the Purchaser shall, until the termination of the Third Earn-Out Period, account for all transactions attributable to the Business as though such portion of the Business were owned by the Company.

                                  ARTICLE VII.
                       CONDITIONS TO SELLER'S OBLIGATIONS

     The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by the Seller) of each of the following conditions on or prior to the Closing Date:

     Section 7.1. Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date, and all other representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date. The Purchaser shall have delivered to the Seller a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

     Section 7.2. Compliance with Agreement. The Purchaser shall have performed and complied with all covenants to be performed or complied with by it on or prior to the Closing Date. The Purchaser shall have delivered to the Seller a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

     Section 7.3. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or Governmental Agency, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Agency that declares this Agreement or any other Transaction Document invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or proceeding before any court or Governmental Agency, shall have been instituted or threatened by any Governmental Agency or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document or which challenges the validity or enforceability hereof or thereof.

     Section 7.4. Corporate Documents. The Seller shall have received from the Purchaser certified copies of the resolutions duly adopted by the board of directors of the Purchaser approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such resolutions shall be in full force and effect as of the Closing Date.

     Section 7.5. Transaction Documents. The Purchaser shall have executed and delivered to the Seller the Escrow Agreement, a Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the "Registration Rights Agreement") and a trademark assignment in substantially the form attached hereto as Exhibit F (the "Trademark Assignment")..

                                 ARTICLE VIII.
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

     The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by the Purchaser) of each of the following conditions on or prior to the Closing
Date:

     Section 8.1. Representations and Warranties. The representations and warranties of the Seller contained in this Agreement which are qualified as to materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date (unless such representations are expressly made as of some other date, in which case they shall be true and correct as of such date), and all other representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date (unless such representations are expressly made as of some other date, in which case they shall be true and correct as of such date). The Seller shall have delivered to the Purchaser a certificate of its President or Vice President, dated the Closing Date, to the foregoing effect.

     Section 8.2. Compliance with Agreement. The Seller shall have performed and complied with all covenants to be performed or complied with by it on or prior to the Closing Date. The Seller shall have delivered to the Purchaser a certificate of its President or Vice President, dated the Closing Date, to the foregoing effect.

     Section 8.3. Consents. All consents, Permits, authorizations, approvals, waivers and amendments which are listed on Schedule 8.3 hereto shall have been obtained.

     Section 8.4. Corporate Documents. The Purchaser shall have received from the Seller certified copies of the resolutions duly adopted by the board of directors of the Seller approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such resolutions shall be in full force and effect as of the Closing Date.

     Section 8.5. FIRPTA. The Seller shall have delivered an affidavit, dated the Closing Date, pursuant to Section 1445 of the Code (Foreign Investment in Real Property Tax Act of 1980) in substantially the form of Exhibit D (the "FIRPTA Affidavit") stating that the Seller is not a "Foreign Person" as defined in Section 1445 of the Code.

     Section 8.6. Employees. At least 80% of the Company's employees shall have accepted offers of employment with the Purchaser by June 27, 2003 containing base and incentive cash compensation terms and conditions substantially similar to such employees' respective base and incentive cash compensation terms and conditions with respect to the Company in effect as of the date of this Agreement.

     Section 8.7. Material Adverse Effect. Since the date of this Agreement, there shall not have occurred (i) a Material Adverse Effect or (ii) any event which could reasonably be expected to result in a Material Adverse Effect.

     Section 8.8. No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Stock.

     Section 8.9. Opinion of Counsel. Purchaser shall have received an opinion of Niesar & Diamond LLP, counsel to the Seller, in the form of Exhibit C, with such customary changes and modifications as the Seller shall reasonably request in light of the nature of the transactions contemplated hereby ("Seller's Opinion of Counsel").

     Section 8.10. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or Governmental Agency, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Agency that declares this Agreement or any other Transaction Document invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or proceeding before any court or Governmental Agency, shall have been instituted or threatened by any Governmental Agency or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document or which challenges the validity or enforceability hereof or thereof.

     Section 8.11. Due Diligence. The Purchaser shall have received all business, legal, accounting and other due diligence materials requested from the Company and the Seller, shall have completed the review of said due diligence to its satisfaction, and such due diligence shall be reasonably satisfactory to the Purchaser in its sole discretion.

     Section 8.12. Transaction Documents. The Seller shall have executed and delivered to the Purchaser the Registration Rights Agreement, the Escrow Agreement and the Trademark Assignment.

     Section 8.13. Resignations. The Purchaser shall have received the resignations, effective as of the Closing Date, of each of the officers and directors of the Company.

     Section 8.14. Options and Warrants. The Seller shall have caused any and all outstanding options and warrants to purchase capital stock of the Company or any of its subsidiaries to have been (i) cancelled in accordance with their terms or (ii) exercised in accordance with their terms, and in the case of (ii) the Seller shall have repurchased all shares of its capital stock underlying such exercised options.

     Section 8.15. DCDC Non-Competition Agreement. The Purchaser shall have obtained a non-competition agreement with Digital Creative Development Corporation, a Utah corporation, on terms substantially similar to the terms set forth in Section 6.4(b).

     Section 8.16. No Liens. There shall be no outstanding Liens on or in respect of any assets of the Company or the Business, and the Seller shall have provided evidence of such absence of Liens to the Purchaser in form acceptable to the Purchaser in its sole discretion.

     Section 8.17. Tax Sharing Agreements. Any tax sharing agreements among the Company or any Subsidiaries and any other Person shall have been terminated as of the Closing Date with no further liability to the Purchaser, the Company or any such Subsidiary.

     Section 8.18. Pre-Closing Merger. The Pre-Closing Merger shall have been declared effective and the Purchaser shall have received from the Seller a certificate from the Secretary of State of the State of Arizona certifying the same.

     Section 8.19. Founder Certificates. The Purchaser shall have received from Michael Gariepy and Peter Gariepy, the two principal founders of the Company, duly executed certificates in the form attached hereto as Exhibit E.

                                  ARTICLE IX.
                                   THE CLOSING

     Section 9.1. The Closing. The Closing of the transactions contemplated hereby (the "Closing") shall be held two Business Days after each of the conditions precedent set forth in Articles VII and VIII have been satisfied or waived by the party entitled to the benefit thereof and in any event on or prior to June 30, 2003 (the "Closing Date") or at such other time as the parties may mutually agree. The Closing shall be held at the offices of Niesar & Diamond LLP, 90 New Montgomery Street, 9th Floor, San Francisco, CA 94105 or at such other place as the parties may mutually agree. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

     Section 9.2. Deliveries by the Seller at the Closing. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser, the following items:

          (a) the duly executed officer's certificates and certified resolutions referred to in Sections 8.1, 8.2, and 8.4;

          (b) the consents listed on Schedule 8.3;

          (c) Seller's Opinion of Counsel;

          (d) the resignations referred to in Section 8.13.

          (e) the Escrow Agreement and the Registration Rights Agreement duly executed by the Seller;

          (f) a certificate or certificates representing the Stock, duly endorsed in blank for transfer or accompanied by appropriate powers duly executed in blank; and

          (g) all other previously undelivered documents that the Seller is required to deliver to the Purchaser pursuant to this Agreement.

     Section 9.3. Deliveries by the Purchaser at the Closing. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller, the following items:

          (a) the duly executed officer's certificates referred to in Sections 7.1, 7.2, and 7.4;

          (b) duly executed and acknowledged transfer tax and other required tax forms reasonably required by the Seller to consummate the transactions contemplated hereby, all in the form required by applicable law;

          (c) the Escrow Agreement and the Registration Rights Agreement duly executed by the Purchaser;

          (d) the Closing Date Cash Payment;

          (e) evidence of receipt by the Escrow Agent of the Cash Escrow Amount; and

          (f) all other previously undelivered documents that the Purchaser is required to deliver to the Seller pursuant to this Agreement;

                                   ARTICLE X.
                                 INDEMNIFICATION

     Section 10.1. Survival. Except as otherwise set forth in Section 10.2(b), all of the representations and warranties of the Seller contained in Article III of this Agreement or in any certificate delivered by the Seller pursuant to this Agreement shall survive the Closing and continue in full force and effect as follows: (a) in the case of the representations and warranties of the Seller contained in Section 3.23 (Tax Matters), until six months after the expiration of the statute of limitations with respect to the matter to which the claim relates (including any extension of the statute of limitation consented to by or on behalf of the Company), (b) in the case of the representations and warranties of the Seller contained in Section 3.22 (Environmental Matters), until the fifth anniversary of the Closing Date, and (c) in the case of any other representation or warranty of the Seller contained in this Agreement and any certificate delivered by the Seller pursuant to this Agreement pertaining to any of the Seller's representations and warranties, until the second anniversary of the Closing Date. Notwithstanding the foregoing, any notice given in accordance with
Section 12.1 of this Agreement claiming an alleged breach of any representation or warranty hereunder shall without further action extend the survival period for the representation or warranty alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter. All of the representations and warranties of the Purchaser contained in Article IV of this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement pertaining thereto shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date.

     Section 10.2. Indemnification Provisions for Benefit of Purchaser.

          (a) In the event that the Seller breaches any of its representations, warranties or covenants contained in this Agreement, any other Transaction Document or in any certificate delivered by the Seller pursuant hereto or thereto and provided that, as to any claim for breach of representations or warranties, the Purchaser makes a written claim for indemnification against the Seller within the applicable survival period, if applicable, then the Seller agrees to indemnify the Purchaser and its Affiliates from and against all Damages the Purchaser and its Affiliates suffer resulting from or arising out of such event; provided, however, that the Seller shall not have any obligation to indemnify the Purchaser from and against any Damages resulting from the breach of any representation or warranty of the Seller (as opposed to any covenant of the Seller) contained in Article III of this Agreement until the Purchaser has suffered aggregate Damages, by reason of all such breaches in excess of $87,500 (after which point the Seller will be obligated to indemnify the Purchaser from the first dollar of Damages).

          (b) Without limiting the generality or effect of the foregoing, the Seller shall indemnify, defend and hold harmless the Company, the Purchaser and any of their respective Affiliates from and against any and all Damages resulting from or arising out of any of the following (which indemnification, defense and hold harmless shall not be subject to any of the limitations set forth in Section 10.2(a)):

               (i) Any business or property formerly owned or operated by the Company or any of its predecessors but not owned or operated by the Company immediately after the Closing;

               (ii) Any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date to the extent that the total Damages resulting therefrom exceed the amount of the reserve for returns and allowances that is specifically allocated to products shipped and/or manufactured by the Company as set forth in the Balance Sheet;

               (iii) Any claim of any creditor or beneficiary of the Seller or any of its Affiliates (other than the Company), whether arising prior to, on or after the Closing Date;

               (iv) Except as set forth on the Closing Date Balance Sheet as a current liability: (x) any liability to any Employee or Former Employee of the Company or any of its predecessors as of the Closing Date arising under any Plan or otherwise in connection with their employment by the Company, including, without limitation, post-retirement health benefits, to the extent not fully funded immediately prior to the Closing, and (y) any severance or other benefit payable to any Employee or Former Employee by reason of this Agreement or the transactions contemplated hereby, including, without limitation, any stay bonus, golden parachute or other change-in-control payment or benefit;

               (v) Pre-Closing Taxes. For purposes of this Agreement, "Pre-Closing Taxes" shall mean, except to the extent included in the determination of Adjusted Net Assets, (a) all liability for Taxes of the Company for Pre-Closing Tax Periods; (b) all liability for Taxes described in Section 6.1; (c) all liability attributable to any misrepresentation or breach of warranty made by the Seller in Section
          3.23 of this Agreement; (d) all liability for Taxes attributable to any failure to comply with any of the covenants or agreements of the

          Seller or the Company under this Agreement; and (e) all liability for Taxes of any other person pursuant to any contractual agreement entered into on or before the Closing Date;

               (vi) Any claim or liability resulting from or in connection with the Seller's (or any of Seller's Affiliate's) breach, and not any portion of such claim or liability which relates to a breach by the Company, of that certain Settlement and Release Agreement, dated April 18, 2003, among Imageline, Inc., George Riddick, the Seller and the Company;

               (vii) Any claim or liability resulting from or in connection with the Seller having failed to obtain, prior to the Closing Date, the approval of its shareholders for any of the transactions contemplated by this Agreement or any other Transaction Document;

               (viii) For a period of six years after the Closing Date, any claim or liability resulting from or in connection with (i) the Pre-Closing Merger (including but not limited to any claim by an actual or alleged holder, other than the Seller, of an equity interest in NewCo or the Company) or (ii) a breach of any of the representations contained in Section 3.3;

               (ix) Any claim or liability resulting from or in connection with the Seller's or the Company's breach, prior to the Closing Date, of the terms of any Software license agreement or the Seller's or the Company's failure to obtain a license for the Company's use of Software prior to the Closing Date; or

               (x) Seller's failure to pay when due and payable that certain Promissory Note, dated April 18, 2003, made by the Seller and the Company in principal amount of $178,250 held by Imageline, Inc. or its assigns.

     Section 10.3. Matters Involving Third Parties.

          (a) If any third party notifies the Purchaser (the "Indemnified Party") with respect to any matter which may give rise to a claim (other than a Tax Claim) for indemnification against the Seller (the "Indemnifying Party") under this Article X, then the Indemnified Party shall use reasonable efforts to notify the Indemnifying Party thereof promptly and in any event within ten days after receiving any written notice from a third party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby.

          (b) Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may, subject to the Indemnifying Party's rights to assume the defense of such matter pursuant to paragraph
     (c) below, defend against the matter in any manner it deems appropriate.

          (c) The Indemnifying Party may at any point in time choose to assume the defense of all of such matter, in which event:

               (i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party,

               (ii) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party shall be responsible for the fees and expenses of one separate co-counsel for all Indemnified Parties to the extent the Indemnified Party is advised, in writing by its counsel, that either (x) the counsel the Indemnifying Party has selected has a conflict of interest, or (y) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party), and

               (iii) the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs of defense or investigation for the period prior to the assumption of the defense.

          (d) Assumption of the defense of any matter by the Indemnifying Party shall without further action constitute an irrevocable waiver by the Indemnifying Party of its right to claim at a later date that such third party action for which the defense was assumed is not a proper matter for indemnification pursuant to this Article X.

          (e) The Indemnified Party shall not consent to the entry of a judgment or enter into any settlement with respect to any matter which may give rise to a claim for indemnification without the written consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party has failed to provide indemnification required to be provided pursuant to this Article X for fifteen days after a request therefor, then the Indemnified Party may take any such action without the consent of the Indemnifying Party.

          (f) The Indemnifying Party shall not consent to the entry of a judgment with respect to any matter which may give rise to a claim for indemnification or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

     Section 10.4. Certain Additional Provisions Relating to Indemnification.

          (a) Notwithstanding Section 12.12, after the Closing Date, the indemnification provisions set forth in this Article X shall constitute the sole and exclusive recourse and remedy available to the Purchaser with respect to the breach of any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement except for actual fraud.

          (b) Notwithstanding anything in this Agreement to the contrary, for purposes of this Article X, in determining the existence of a breach of any representation, warranty, covenant or agreement and the amount of Damages, no effect shall be given to any qualification as to materiality or Material Adverse Effect.

          (c) All payments by an Indemnifying Party under Article X shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

          (d) The Indemnification provided for in this Article X shall survive any investigation at any time made by or on behalf of the Purchaser or any knowledge or information that the Purchaser may have.

     Section 10.5. Procedures Relating to Tax Claims. If a claim is made by any Tax authority which, if successful, is likely to result in an indemnity payment to the Purchaser or any of its Affiliates pursuant to this Article X, the Purchaser shall notify the Seller of such claim (a "Tax Claim"), stating the nature and basis of such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve the Seller from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Seller is materially prejudiced thereby. The Seller will have the right, at its option, upon timely notice to the Purchaser, to assume control of any defense of any Tax Claim (other than a Tax Claim relating solely to Taxes of the Company for a Straddle Period) with its own counsel, provided, however, such counsel is reasonable satisfactory to the Purchaser. The Seller's right to control a Tax Claim will be limited to amounts in dispute which would be paid by the Seller or for which the Seller would be liable pursuant to this Article X. Costs of such Tax Claims are to be borne by the Seller unless the Tax Claim relates to taxable periods ending after the Closing Date, in which event such costs will be fairly apportioned. The Purchaser and the Company shall cooperate with the Seller in contesting any Tax Claim, which cooperation shall include the retention and, upon the Seller's request, the provision of records and information which are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. Notwithstanding the foregoing, the Seller shall neither consent nor agree (nor cause the Company to consent or agree) to the settlement of any Tax Claim with respect to any liability for Taxes that may affect the liability for any state or federal income tax of the Company or any Affiliated Group of which the Company is a member for any taxable period ending subsequent to the Closing Date without the prior written consent of the Purchaser, and neither the Seller, nor any Seller Entity, shall file an amended Tax Return that may affect the liability for Taxes of the Company without the prior written consent of the Purchaser. The Purchaser and the Seller shall jointly control all proceedings taken in connection with any claims for Taxes relating solely to a Straddle Period of the Company.

                                   ARTICLE XI.
                                   TERMINATION

     Section 11.1. Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

          (a) By mutual written consent of the Purchaser and the Seller;

          (b) By the Purchaser upon five (5) Business Days notice if, at or before the Closing Date, satisfaction of any condition set forth in Article VIII is or becomes impossible (other than through the breach by the Purchaser of any of its representations or warranties or the failure of the Purchaser to perform any of its obligations pursuant to this Agreement) and the Purchaser shall not have waived such condition in writing at or before the Closing Date;

          (c) By the Seller upon five (5) Business Days notice if, at or before the Closing Date, satisfaction of any condition set forth in Article VII is or becomes impossible (other than through the breach by the Seller of any of its representations or warranties or the failure of the Seller to perform any of its obligations pursuant to this Agreement) and the Seller shall not have waived such condition in writing at or before the Closing Date;

          (d) After July 31, 2003, by the Purchaser or the Seller (if such terminating party is not then in default of any obligation hereunder), if the Closing has not occurred on or before such date; provided, however, that such date shall be extended for ten (10) Business Days after any notice given pursuant to Section 11.1(b) on or prior to such date; or

          (e) By the Purchaser if the Purchaser has reasonable grounds to believe that the Seller has violated the terms of Section 5.5.

     Section 11.2. Effect of Termination; Termination Fee.

          (a) In the event this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Article X and in Sections 11.2(b), 12.4, 12.5, and 12.9, and except that nothing in this Section 11.2 shall relieve any party hereto of any liability for breach of any of the covenants or any of the representations or warranties contained in this Agreement prior to such termination.

          (b) If (i) this Agreement is terminated pursuant to Section 11.1(e), and (ii) a Business Combination shall occur within eighteen months after the date this Agreement is terminated, then the Seller shall immediately, upon consummation of such Business Combination, pay to the Purchaser in same day funds the sum of $500,000 plus all reasonable, documented attorneys', accountants', consultants' and other out-of-pocket expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement. For purposes of this Agreement, the term "Business Combination" means any of the following events: (i) the Company, directly or indirectly, is acquired by merger or otherwise by any person or group, including, without limitation, any officer or director or any group which includes such officer or director as a member (a "Third Party"); (ii) the Company or the Seller enters into an agreement with a Third Party which contemplates the acquisition, directly or indirectly, of 30% or more of the total assets of the Company; (iii) the Company or the Seller enters into a stock purchase, subscription, merger, consolidation, share exchange or other agreement with a Third Party which contemplates the acquisition, directly or indirectly, of 30% or more of the outstanding shares of the Company's capital stock; (iv) a Third Party directly or indirectly acquires 30% or more of the total assets of the Company; (v) a Third Party directly or indirectly acquires 30% or more of the outstanding shares of the Company's capital stock; or (vi) the Company or the Seller adopts a plan of liquidation relating to 30% or more of the total assets of the Company.

                                  ARTICLE XII.
                            MISCELLANEOUS PROVISIONS

     Section 12.1. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Seller and to the Purchaser at the addresses indicated below:

      If to the Seller:             International Microcomputer Software, Inc.
                                    75 Rowland Way
                                    Novato, CA 94945-5037
                                    Attn: Gordon Landies, President
                                    Fax: (415) 897-2544

          With a copy to:           Niesar & Diamond LLP
          (which shall not          90 New Montgomery Street
          constitute notice)        9th Floor
                                    San Francisco, CA 94105
                                    Attn: Gerald V. Niesar, Esq.
                                    Fax: (415) 882-5400

      If to the Purchaser:          Jupitermedia Corporation
                                    23 Old Kings Highway South
                                    Darien, Connecticut 06820
                                    Attn: Christopher S. Cardell
                                    Fax: (203) 655-5079

          With a copy to:           Willkie Farr & Gallagher
          (which shall not          787 Seventh Avenue
          constitute notice)        New York, New York 10019
                                    Attention:  Jeffrey R. Poss, Esq.
                                    Facsimile No. (212) 728-8111

or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

     Section 12.2. Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by both of the parties hereto.

     Section 12.3. Assignment and Parties in Interest.

          (a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto except with the prior written consent of the other party hereto, provided, however, that (i) prior to or after the Closing, the Purchaser may assign all of its rights hereunder to any Affiliate of the Purchaser, provided that no such assignment shall relieve the Purchaser of its obligations hereunder, (ii) the Purchaser (or the assignee pursuant to clause (i)) has a one-time right to assign all of its rights hereunder to any other Person which acquires all or substantially all of the assets of, or equity interest in, the Company and (iii) the Seller has a one-time right to assign all of its rights hereunder to any other Person which acquires all or substantially all of the assets of, or equity interest in, the Seller provided that (A) such Person assumes the obligations of the Seller hereunder as if such Person were a party hereto and (B) no such assignment shall relieve the Seller of its obligations hereunder. Nothing contained in this Section 12.3(a) shall prohibit the Seller from granting a security interest in its rights under this Agreement in connection with a bona fide debt financing.

          (b) Except as provided in Article X, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

     Section 12.4. Announcements. All press releases, notices to customers and suppliers and similar public announcements prior to or within five days after the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both the Purchaser and the Seller prior to the issuance thereof; provided that either party may make any public disclosure it believes in good faith is required by law, regulation or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).

     Section 12.5. Expenses. Except as expressly set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

     Section 12.6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

     Section 12.7. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     Section 12.8. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

     Section 12.9. Governing Law; Jurisdiction.

          (a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein without regard to principles of conflicts of law.

          (b) Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the parties hereto hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

     Section 12.10. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means "including but not limited to"; (c) "or" is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) "$" means the currency of the United States of America.

     Section 12.11. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     Section 12.12. Specific Performance. Without limiting or waiving in any respect any rights or remedies of Purchaser under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the Seller and the Purchaser have executed and delivered this Agreement as of the day and year first written above.

SELLER                              International Microcomputer Software, Inc.


                                    By:
                                        ---------------------------------
                                        Name:
                                        Title:


PURCHASER                           Jupitermedia Corporation

                                    By:
                                        ---------------------------------
                                       Name: Christopher S. Cardell
                                       Title:  President

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I.       DEFINITIONS.................................................1
   Section 1.1.     Definitions..............................................1
   Section 1.2.     Accounting Terms and Determinations.....................12


ARTICLE II.      SALE AND PURCHASE..........................................12
   Section 2.1.     Agreement to Sell and to Purchase.......................12
   Section 2.2.     Purchase Price..........................................12
   Section 2.3.     Purchase Price Adjustment...............................13
   Section 2.4.     Earn-Out Payments.......................................14


ARTICLE III.     REPRESENTATIONS AND WARRANTIES OF THE SELLER...............16
   Section 3.1.     Authority of the Seller.................................16
   Section 3.2.     Organization of ArtToday.com, Inc.......................17
   Section 3.3.     Capitalization of ArtToday.com, Inc.....................17
   Section 3.4.     No Conflict or Violation; Consents......................17
   Section 3.5.     Subsidiaries and Investments............................18
   Section 3.6.     Financial Statements....................................18
   Section 3.7.     Undisclosed Liabilities.................................19
   Section 3.8.     Material Adverse Effect.................................19
   Section 3.9.     Accounts Receivable.....................................19
   Section 3.10.    Inventory...............................................19
   Section 3.11.    Real Property...........................................20
   Section 3.12.    Condition and Compliance of Property....................21
   Section 3.13.    Compliance with Legal Requirements......................22
   Section 3.14.    Affiliate Agreements and Liabilities....................23
   Section 3.15.    Contracts...............................................23
   Section 3.16.    Intellectual Property...................................25
   Section 3.17.    Software................................................27
   Section 3.18.    Labor Relations.........................................27
   Section 3.19.    Employee Benefits.......................................27
   Section 3.20.    Insurance...............................................29
   Section 3.21.    Litigation..............................................30
   Section 3.22.    Environmental Matters...................................30
   Section 3.23.    Tax Matters.............................................31
   Section 3.24.    Interim Operations......................................32
   Section 3.25.    Brokers.................................................33
   Section 3.26.    Product Liability.......................................33
   Section 3.27.    Books and Records of the Company........................34
   Section 3.28.    Suppliers...............................................34
   Section 3.29.    Projections.............................................34
   Section 3.30.    Certain Payments........................................34

                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----

   Section 3.31.    Accounts................................................34
   Section 3.32.    Disclosure..............................................35
   Section 3.33.    Investment Intent; Status...............................35
   Section 3.34.    Representations as to NewCo.............................35


ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF PURCHASER................36
   Section 4.1.     Authority of Purchaser..................................36
   Section 4.2.     No Conflict or Violation................................36
   Section 4.3.     Litigation..............................................37
   Section 4.4.     Brokers.................................................37
   Section 4.5.     Stock Consideration.....................................37
   Section 4.6.     SEC Reports and Financial Statements....................37
   Section 4.7.     Investment Intent; Status...............................38


ARTICLE V.       CERTAIN COVENANTS OF THE SELLER............................38
   Section 5.1.     Conduct of Business.....................................38
   Section 5.2.     Information and Access..................................39
   Section 5.3.     Confidentiality Agreements..............................39
   Section 5.4.     Best Efforts............................................39
   Section 5.5.     No Shop.................................................40
   Section 5.6.     Notices of Certain Events...............................40
   Section 5.7.     No Duplicates...........................................40


ARTICLE VI.      CERTAIN COVENANTS AND AGREEMENTS...........................41
   Section 6.1.     Transfer Taxes..........................................41
   Section 6.2.     Obligation to File Tax Returns..........................41
   Section 6.3.     Certain Provisions Relating to Consents.................42
   Section 6.4.     Nondisclosure; Noncompetition; Nonsolicitation..........42
   Section 6.5.     Ongoing Tax Cooperation.................................43
   Section 6.6.     Section 338(h)(10) Election.............................43
   Section 6.7.     Tax Related Covenants...................................45
   Section 6.8.     Further Assurances......................................45
   Section 6.9.     Purchaser Conduct of Business...........................45


ARTICLE VII.     CONDITIONS TO SELLER'S OBLIGATIONS.........................46
   Section 7.1.     Representations and Warranties..........................46
   Section 7.2.     Compliance with Agreement...............................46
   Section 7.3.     No Violation of Orders..................................46
   Section 7.4.     Corporate Documents.....................................46
   Section 7.5.     Transaction Documents...................................46

                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----

ARTICLE VIII.    CONDITIONS TO PURCHASER'S OBLIGATIONS......................46
   Section 8.1.     Representations and Warranties..........................47
   Section 8.2.     Compliance with Agreement...............................47
   Section 8.3.     Consents................................................47
   Section 8.4.     Corporate Documents.....................................47
   Section 8.5.     FIRPTA..................................................47
   Section 8.6.     Employees...............................................47
   Section 8.7.     Material Adverse Effect.................................47
   Section 8.8.     No Claim Regarding Stock Ownership or Sale Proceeds.....47
   Section 8.9.     Opinion of Counsel......................................48
   Section 8.10.    No Violation of Orders..................................48
   Section 8.11.    Due Diligence...........................................48
   Section 8.12.    Transaction Documents...................................48
   Section 8.13.    Resignations............................................48
   Section 8.14.    Options and Warrants....................................48
   Section 8.15.    DCDC Non-Competition Agreement..........................48
   Section 8.16.    No Liens................................................48
   Section 8.17.    Tax Sharing Agreements..................................49
   Section 8.18.    Pre-Closing Merger......................................49
   Section 8.19.    Founder Certificates....................................49


ARTICLE IX.      THE CLOSING................................................49
   Section 9.1.     The Closing.............................................49
   Section 9.2.     Deliveries by the Seller at the Closing.................49
   Section 9.3.     Deliveries by the Purchaser at the Closing..............49


ARTICLE X.       INDEMNIFICATION............................................50
   Section 10.1.    Survival................................................50
   Section 10.2.    Indemnification Provisions for Benefit of Purchaser.....50
   Section 10.3.    Matters Involving Third Parties.........................52
   Section 10.4.    Certain Additional Provisions Relating to
                      Indemnification.......................................53
   Section 10.5.    Procedures Relating to Tax Claims.......................54


ARTICLE XI.      TERMINATION................................................54
   Section 11.1.    Termination.............................................55
   Section 11.2.    Effect of Termination; Termination Fee..................55

                                TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----

ARTICLE XII.     MISCELLANEOUS PROVISIONS...................................56
   Section 12.1.    Notices.................................................56
   Section 12.2.    Amendments..............................................57
   Section 12.3.    Assignment and Parties in Interest......................57
   Section 12.4.    Announcements...........................................57
   Section 12.5.    Expenses................................................57
   Section 12.6.    Entire Agreement........................................58
   Section 12.7.    Descriptive Headings....................................58
   Section 12.8.    Counterparts............................................58
   Section 12.9.    Governing Law; Jurisdiction.............................58
   Section 12.10.   Construction............................................58
   Section 12.11.   Severability............................................58
   Section 12.12.   Specific Performance....................................59

SCHEDULE
NUMBER      SCHEDULE NAME

1.1         Certain Officers
1.2         Permitted Liens
3.2         Certificate and Foreign Qualifications
3.3         Capitalization
3.4         Conflicts or Violations
3.5         Subsidiaries
3.6(a)      Financial Statements
3.6(b)      Interim Financial Statements
3.7         Undisclosed Liabilities
3.9         Accounts Receivable Aging
3.10        Material Adverse Effect
3.11(b)     Lease Obligations
3.12(a)     Personal Property; Liens
3.12(b)     Leased Personal Property
3.13(a)     Compliance with Laws
3.13(b)     Permits
3.14        Affiliate Agreements
3.15        Contracts
3.16        Intellectual Property
3.17        Software
3.18        Collective Bargaining Agreements
3.19        Employee Benefit Plans
3.20        Insurance
3.21        Litigation
3.22        Environmental Matters
3.23        Tax Matters
3.24        Interim Operations
3.26        Products Liability
3.28        Major Customers and Major Suppliers
3.29        Projections
3.31        Accounts
8.3         Required Consents


EXHIBIT     EXHIBIT NAME

A           Form of Escrow Agreement
B           Form of Registration Rights Agreement
C           Form of Seller's Counsel Opinion
D           Form of FIRPTA Affidavit
E           Form of Founder Affidavit
F           Form of Trademark Assignment